SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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Equinix, Inc.

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EQUINIX, INC.

301 Velocity Way, Fifth Floor

Foster City, CA 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held June 3, 2003

The Annual Meeting of Stockholders (the “Annual Meeting”) of Equinix, Inc. (the “Company”) will be held at the Company’s headquarters located at 301 Velocity Way, Fifth Floor, Foster City, California, on Tuesday, June 3, 2003, at 10:30 a.m. for the following purposes:

1. To elect eight (8) directors of the Board of Directors to serve until the next Annual Meeting or until their successors have been duly elected and qualified;

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending December 31, 2003;

3. To approve the issuance of shares of our common stock in connection with a debt financing pursuant to which we will raise $10.0 million; and

4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the attached Proxy Statement.

Only stockholders of record at the close of business on April 29, 2003 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company’s headquarters located at 301 Velocity Way, Fifth Floor, Foster City, California, during ordinary business hours for the ten-day period prior to the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Peter F. Van Camp

Chief Executive Officer

and Director

Foster City, California

May 16, 2003

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

EQUINIX, INC.

301 Velocity Way, Fifth Floor

Foster City, CA 94404

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To be held June 3, 2003

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Equinix, Inc., a Delaware corporation (the “Company”), for the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Company’s headquarters located at 301 Velocity Way, Foster City, California, on Tuesday, June 3, 2003, at 10:30 a.m., and at any adjournment or postponement of the Annual Meeting. These proxy materials were first mailed to stockholders on or about May 16, 2003.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS AND SOLICITATION OF PROXIES

The Company’s common stock and series A preferred stock are the only type of securities entitled to vote at the Annual Meeting. On April 29, 2003, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 8,518,790 shares of common stock outstanding and 1,868,667 shares of series A preferred stock outstanding. Each stockholder of record on April 29, 2003 is entitled to one vote for each share of common stock or series A preferred stock held by such stockholder on April 29, 2003. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Quorum Required

The Company’s bylaws provide that the holders of a majority of the Company’s common stock and voting preferred stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Votes Required

Proposal 1.    Directors are elected by a plurality of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. The eight (8) nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted toward a nominee’s total.

Proposal 2.    Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending December 31, 2003 requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted as having been voted on the proposal.

Proposal 3.    The approval of the issuance of our stock in connection with the financing requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted as having been voted on the proposal.

Proxies

Whether or not you are able to attend the Company’s Annual Meeting, you are urged to complete and return the enclosed proxy, which is solicited by the Company’s Board of Directors and which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted FOR the nominees of the Board of Directors (as set forth in Proposal 1), FOR Proposal 2, FOR Proposal 3, and in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting. You may also revoke or change your proxy at any time before the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date to the Secretary of the Company at the Company’s principal executive offices before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

Solicitation of Proxies

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy, and any additional soliciting material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, or other means by directors, officers or employees. No additional compensation will be paid to directors, officers or employees for such services.

PROPOSAL 1

ELECTION OF DIRECTORS

The directors who are being nominated for re-election to the Board of Directors (the “Nominees”), their ages as of April 1, 2003, their positions and offices held with the Company and certain biographical information are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form FOR the Nominees listed below unless otherwise instructed. In the event any Nominee is unable or declines to serve as a director at the time of the Annual Meeting the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware of any Nominee who is unable or will decline to serve as a director. The eight (8) nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company to serve until the next Annual Meeting or until their successors have been duly elected and qualified.

Nominees	Age	Positions and Offices Held with the Company
Lee Theng Kiat	50	Chairman of the Board
Steven Eng (1) (2) (4)	46	Director
Scott Kriens (1) (4)	45	Director
Jean Mandeville	43	Director
Andrew Rachleff (2) (4)	44	Director
Dennis Raney (2)	60	Director
Peter Van Camp (3)	47	Director and Chief Executive Officer
Michelangelo Volpi (1)	36	Director

(1)	Member of Compensation Committee
(2)	Member of Audit Committee
(3)	Member of Option Committee
(4)	Member of Nominating Committee

Lee Theng Kiat has served as the chairman of the board since December 2002. Mr. Lee has been president and chief executive officer of Singapore Technologies Telemedia Pte. Ltd, an information and communications company, since November 1995. Mr. Lee also serves on the board of directors of Enersave Holdings Limited and Horizon Education & Technologies Limited, both public-listed companies in Singapore, as well as several privately held and non-listed public companies in Singapore.

Steven Eng has served as a director of Equinix since December 2002. Mr. Eng has been a program manager of network management systems at WAM!NET Government Services, Inc. since April 2002. Prior to joining WAM!NET Mr. Eng served as vice president of Exodus Communications from March 1995 to September 2001.

Scott Kriens has served as a director of Equinix since July 2000. Mr. Kriens has been president, chief executive officer and chairman of the board of directors of Juniper Networks, Inc., an Internet infrastructure solutions company, since January 1996. From April 1986 to January 1996, Mr. Kriens served as vice president of sales and vice president of operations at StrataCom, Inc., a telecommunications equipment company, which he co-founded in 1986. Mr. Kriens serves on the board of directors of Verisign, Inc. and Juniper Networks, Inc., both public companies, as well as several privately held companies.

Jean Mandeville has served as a director of Equinix since December 2002. Mr. Mandeville has been the chief financial officer of Singapore Technologies Telemedia Pte. Ltd since July 2002. From January 1998 to June 2002, Mr. Mandeville served in various capacities at British Telecom PLC, including President of Asia Pacific from July 2000 to June 2002, Director of International Development Asia Pacific from June 1999 to July 2000 and GM, Special Projects from January 1998 to July 1999. Mr. Mandeville also served on the board of directors of SmarTone HK and LGT Korea, both public companies, and serves on the board of several privately held companies.

Andrew Rachleff has served as a director of Equinix since September 1998. In May 1995, Mr. Rachleff co-founded Benchmark Capital, a venture capital firm, and has served as a general partner since that time. Prior to co-founding Benchmark Capital, Mr. Rachleff spent ten years as a general partner with Merrill, Pickard, Anderson & Eyre, a venture capital firm. Mr. Rachleff also serves on the board of directors of Opsware, Inc. and Blue Coat Systems, Inc. (formerly known as CacheFlow Inc.), both public companies, as well as several privately held companies.

Dennis Raney has served as a director of Equinix since April 2003. Mr. Raney has been the chief financial officer of eONE Global, LP since July 2001. Prior to joining eONE Global, Mr. Raney held the position of chief financial officer and executive vice president at Novell Inc. from March 1998 to July 2001. Mr. Raney also serves on the board of directors of ProBusiness, a public company, and Redleaf Group Inc., a privately held company.

Peter Van Camp has served as Equinix’s chief executive officer and as a director since May 2000. From June 2001 to December 2002, Mr. Van Camp was also chairman of the board. From January 1997 to May 2000, Mr. Van Camp was employed at UUNET, the Internet division of WorldCom, where he served as president of Internet markets and, most recently, as president of the Americas region. During the period from May 1995 to January 1997, Mr. Van Camp was president of Compuserve Network Services, an Internet access provider. Before holding this position, Mr. Van Camp held various positions at Compuserve, Inc. during the period between October 1982 to May 1995. Mr. Van Camp currently serves as a director of Packeteer, Inc., a public company.

Michelangelo Volpi has served as a director of Equinix since November 1999. Mr. Volpi joined Cisco Systems, Inc. (“Cisco”), a data communications equipment manufacturer, in 1994. Currently, he holds the position of senior vice president for Cisco’s Internet switching and services group. Prior to his current position, Mr. Volpi was chief strategy officer for Cisco where he played an instrumental role in the creation of Cisco’s acquisition and investment strategies. Before joining Cisco, Mr. Volpi spent three years at Hewlett Packard’s Optoelectronics Division.

Nomination of Board of Directors

Under the provisions of the Company’s Bylaws, the number of directors is fixed at nine. In addition, the Bylaws provide that, until December 31, 2004, or if earlier, the termination of the governance provisions in the bylaws, (i) three directors shall be nominated by STT Communications; and (ii) three directors, known as the Equinix directors, shall be nominated by the three directors appointed to Equinix’s current Board of Directors by Equinix’s Board of Directors as it existed prior to December 31, 2002. Three directors shall be nominated by the Company’s nominating committee, and must be independent. The three directors nominated by STT are Lee Theng Kiat, Steven Eng and Jean Mandeville. The three directors nominated by the Equinix directors are Andrew Rachleff, Peter Van Camp and Michelangelo Volpi. The directors nominated by the nominating committee are Scott Kriens and Dennis Raney. These governance provisions are more fully described in our definitive proxy statement dated December 12, 2002. There will be one vacancy on the board of directors as of the date of the Annual Meeting. However, proxies can not be voted for a greater number of persons than the eight nominees named herein.

Board of Directors Meetings and Committees

During the fiscal year ended December 31, 2002, the Board of Directors held six (6) meetings and acted by written consent on four (4) occasions. For the fiscal year, each of the directors, during the term of their tenure, attended or participated in at least 75% of the aggregate of (i) the total number of meetings or actions by written consent of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which each such director served. The Board of Directors has four (4) standing committees: the Audit Committee, the Compensation Committee, the Nominating Committee and the Option Committee.

The Audit Committee of the Company’s Board of Directors (the “Audit Committee”) was created on July 19, 2000. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company’s independent accountants, the scope of the annual audits, fees to be paid to the Company’s independent accountants, the performance of the Company’s accountants and the accounting practices of the Company. The members of the Audit Committee are Messrs. Eng, Rachleff and Raney. During the fiscal year ended December 31, 2002, the Audit Committee of the Board of Directors held three (3) meetings. In addition, the Audit Committee met once in April 2002 to discuss the results of the previous quarter.

The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) was created on July 19, 2000. The Compensation Committee reviews the performance of the executive officers of the Company, establishes compensation programs for the officers, and reviews the compensation programs for other key employees, including salary and cash bonus levels and option grants under the 2000 Equity Incentive Plan, Employee Stock Purchase Plan and 2001 Supplemental Stock Plan. The members of the Compensation Committee are Messrs. Eng, Kriens and Volpi. During the fiscal year ended December 31, 2002, the Compensation Committee of the Board of Directors held no meetings and acted by written consent on five (5) occasions.

The Nominating Committee of the Company’s Board of Directors (the “Nominating Committee”) was created December 30, 2002. The Nominating Committee develops qualification criteria for board members and selects the director nominees for each annual meeting of stockholders in accordance with the Company’s bylaws. Stockholders wishing to recommend candidates for consideration by the Nominating Committee may do so by writing to the Secretary of the Company and providing the candidates name, biographical data and qualifications. The members of the Nominating Committee are Messrs. Eng, Kriens and Rachleff. During the fiscal year ended December 31, 2002, the Nominating Committee held no meetings.

The Option Committee of the Company’s Board of Directors (the “Option Committee”) was created on July 19, 2000. The Board has delegated to the Option Committee the authority to approve the grant of stock options to non-officer employees and other individuals. The sole member of the Option Committee during the 2002 fiscal year was Mr. Van Camp. During the fiscal year ended December 31, 2002, the Option Committee held no meetings and acted by written consent on thirty-three (33) occasions.

Compensation of Directors

Except for grants of stock options, directors of the Company generally do not receive compensation for services provided as a director or for participation on any committee of the Board of Directors. Directors are not reimbursed for their out-of-pocket expenses in serving on the Board of Directors or any committee of the Board of Directors. Non-employee directors are eligible to receive options under the Company’s 2000 Director Option Plan (the “Directors’ Plan”). Each non-employee director receives an option for 7,000 shares of the Company’s common stock upon joining the Board. The option becomes exercisable and vests in four equal annual installments from the date of grant. In addition, at each of the Company’s annual stockholders’ meetings, each non-employee director who will continue to be a director after that meeting will automatically be granted at that meeting an option for 2,500 shares of the Company’s common stock. This option becomes fully exercisable and fully vested on the first anniversary of the date of grant. However, a new non-employee director who is receiving the initial option will not receive the annual option in the same calendar year.

The following table sets forth for each of the non-employee directors the number of securities underlying options held by the non-employee directors at December 31, 2002:

	Number of Securities Underlying Unexercised Options at December 31, 2002		Weighted Average Exercise Price
	Exercisable	Not Exercisable
Steven Eng	0	7,000	$5.70
Scott Kriens	938	938	$158.86
Lee Theng Kiat	0	0	—
Jean Mandeville	0	0	—
Andrew Rachleff	938	938	$158.86
Dennis Raney	0	0	—
Michelangelo Volpi (1)	0	0	—

(1)	Mr. Volpi, in compliance with his employer’s policy regarding compensation in relation to external board positions, has waived his right to any stock grants or other compensation.

Non-employee directors are also eligible to receive options as well as shares of common stock under the Company’s 2000 Equity Incentive Plan. Directors who are also employees of the Company are eligible to receive options as well as shares of common stock under the Company’s 2000 Equity Incentive Plan and to participate in the Company’s Employee Stock Purchase Plan.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED HEREIN.

Other Executive Officers

The following are additional executive officers of the Company, their ages as of April 1, 2003, their positions and offices held with the Company and certain biographical information. All executive officers serve at the discretion of the Board of Directors.

Executive Officers	Age	Positions and Offices Held with the Company
Marjorie S. Backaus	41	Chief Marketing Officer and Vice President of Market Strategy
Peter T. Ferris	45	Vice President, Worldwide Sales
Brandi L. Galvin	30	General Counsel and Assistant Secretary
Philip J. Koen	51	President and Chief Operating Officer
Renée F. Lanam	40	Chief Financial Officer and Secretary
Keith D. Taylor	41	Vice President, Finance and Chief Accounting Officer

Marjorie S. Backaus has served as Equinix’s chief marketing officer since November 1999, and as Vice President of Market Strategy since February 2000. During the period from August 1996 to November 1999, Ms. Backaus was vice president of marketing at Global One, an international telecommunications company. From November 1987 to August 1996, Ms. Backaus served in various positions at AT&T, a telecommunications company, including positions in regulatory, product management and strategic alliances.

Peter T. Ferris has served as Equinix’s vice president, worldwide sales since July 1999. During the period from June 1997 to July 1999, Mr. Ferris was vice president of sales for Frontier Global Center, a provider of complex web site hosting services. From June 1996 to June 1997, Mr. Ferris served as vice president, eastern sales at Genuity Inc., an Internet services provider. From December 1993 to June 1996, Mr. Ferris was vice president, mid-Atlantic sales at MFS DataNet Inc., a telecommunications services provider.

Brandi L. Galvin has served as Equinix’s general counsel and assistant secretary since January 2003. Before joining Equinix, Ms. Galvin was employed at the law firm of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (“Gunderson Dettmer”), where she was an associate from September 1997 to January 2003.

Philip J. Koen has served as Equinix’s president and chief operating officer since May 2001. From July 1999 to May 2001, Mr. Koen also served as Equinix’s chief financial officer and secretary. In addition, Mr. Koen served as the Company’s corporate development officer from May 2000 to May 2001. Before joining Equinix, Mr. Koen was employed at PointCast, Inc., an Internet company, where he served as chief executive officer during the period from March 1999 to June 1999; chief operating officer during the period from November 1998 to March 1999; and chief financial officer and executive vice president responsible for software development and network operations during the period from July 1997 to November 1998. From December 1993 to May 1997, Mr. Koen was vice president of finance and chief financial officer of Etec Systems, Inc., a semi-conductor equipment company. Mr. Koen currently serves as a director of BlueCoat Systems, Inc., a public company.

Renée F. Lanam has served as Equinix’s chief financial officer and secretary since February 2002, and as general counsel from April 2000 to January 2003. From April 2000 to February 2002, Ms. Lanam also served as Equinix’s assistant secretary. In addition, Ms. Lanam served as vice president of corporate finance from November 2001 to February 2002. Before joining Equinix, Ms. Lanam was employed at Gunderson Dettmer, where she was an associate from January 1996 to January 2000 and a partner from January 2000 to April 2000. Prior to joining Gunderson Dettmer, Ms. Lanam was an associate at the law firms of Jackson, Tufts, Cole & Black and Brobeck, Phleger & Harrison, LLP.

Keith D. Taylor has served as Equinix’s vice president, finance, and chief accounting officer since February 2001. From February 1999 to February 2001, Mr. Taylor served as Equinix’s director of finance and administration. Before joining Equinix, Mr. Taylor was employed by International Wireless Communications, Inc., an operator, owner and developer of wireless communication networks, as vice president finance and interim chief financial officer. Prior to joining International Wireless Communications, Inc., Mr. Taylor was employed by Becton Dickinson & Company, a medical and diagnostic device manufacturer, as a senior sector analyst for the diagnostic businesses in Asia, Latin America and Europe.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 28, 2003, certain information with respect to shares beneficially owned by (i) each person who is known by the Company to be the beneficial owner of more than five percent of the Company’s outstanding shares of common stock, (ii) each of the Company’s directors, (iii) each of the executive officers named in Executive Compensation and Related Information, and (iv) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty (60) days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date. Unless otherwise indicated, the address for each listed stockholder is c/o Equinix, Inc., 301 Velocity Way, Fifth Floor, Foster City, California 94404.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percentage of Total
Peter F. Van Camp (1)	168,724	1.95%
Albert M. Avery, IV (2)	83,423	*
Steven Poy Eng 51 Cuppage Road #10-11/17 StarHub Centre Singapore 229469	0	—
Harry F. Hopper III (3)	498,014	5.86%
Theng Kiat Lee (4) 51 Cuppage Road #10-11/17 StarHub Centre Singapore 229469	0	—
Renee F. Lanam (5)	39,411	*
Jean F.H.P. Mandeville (6) 51 Cuppage Road #10-11/17 StarHub Centre Singapore 229469	0	—
Andrew S. Rachleff (7)	271,429	3.19%
Michelangelo Volpi (8)	0	—
Scott Kriens (9)	938	*
Marjorie S. Backaus (10)	36,252	*
Peter T. Ferris (11)	37,294	*
Entities affiliated with STT Communications Ltd.(12) 51 Cuppage Road #10-11/17 Starhub Centre Singapore 229469	4,943,569	40.00%
Entities affiliated with Goldman Sachs (13) 85 Broad Street New York, NY 10004	1,042,799	12.26%
All current directors and executive officers as a group (15 persons)(14)	1,251,117	14.41%

*	Less than 1%.
(1)	Includes 162,474 shares subject to options that are exercisable within 60 days of February 28, 2003.
(2)	Includes 3,703 shares subject to options that are exercisable within 60 days of February 28, 2003.

(3)	Represents 310,824 shares of common stock held by Columbia PIXC Partners III, L.L.C., 96,166 shares of common stock held by Columbia PIXC Partners, L.L.C., and 91,024 shares of common stock held by Columbia Capital Equity Partners (QP) L.P. Mr. Hopper is a managing member of Columbia PIXC Partners III, L.L.C. and Columbia PIXC Partners III, L.L.C. Mr. Hopper may be deemed to share voting and investment power with respect to all shares owned by Columbia Capital entities.
(4)	Mr. Kiat is President of Singapore Technologies Telemedia Pte. Ltd., which may be deemed to beneficially own 4,596,495 shares which are beneficially owned by STT Communications Ltd., a subsidiary of Singapore Technologies Telemedia Ptc. Ltd., as set forth in footnote 12.
(5)	Includes 37,600 shares subject to options that are exercisable within 60 days of February 28, 2003.
(6)	Mr. Mandeville is Chief Financial Officer of Singapore Technologies Telemedia Pte. Ltd., which may be deemed to beneficially own 4,596,495 shares which are beneficially owned by STT Communications Ltd., a subsidiary of Singapore Technologies Telemedia Ptc. Ltd., as set forth in footnote 12.
(7)	Represents 266,718 shares of common stock held by Benchmark Capital Partners II, L.P., as nominee for Benchmark Capital Partners II, L.P., Benchmark Founders’ Fund II, L.P., Benchmark Founders’ Fund II-A, L.P. and Benchmark Members’ Fund II, L.P., and 3,578 shares of common stock held by Benchmark Capital Partners IV, L.P., as nominee for Benchmark Capital Partners, IV, L.P., Benchmark Founders’ Fund IV, L.P., Benchmark Founders’ Fund IV-A, L.P. and related individuals. Mr. Rachleff is a managing member of Benchmark Capital Management Co. II, LLC, the general partner of Benchmark Capital Partners, II, L.P., Benchmark Founders’ Fund II, L.P. Benchmark Founders’ Fund II-A, L.P. and Benchmark Members’ Fund II, L.P. Mr. Rachleff is also a managing member of Benchmark Capital Management Co., IV, LLC, the general partner of Benchmark Capital Partners, IV, L.P., Benchmark Founders’ Fund IV, L .P. and Benchmark Founders’ Fund IV-A, L.P. In addition, includes 195 shares of common stock and 938 shares subject to options that are exercisable within 60 days of February 28, 2003.
(8)	Mr. Volpi is senior vice president of Cisco Systems, Inc., which beneficially holds 212,217 shares of common stock.
(9)	Includes 938 shares subject to options that are exercisable within 60 days of February 28, 2003.
(10)	Includes 32,658 shares subject to options that are exercisable within 60 days of February 28, 2003.
(11)	Includes 21,277 shares subject to options that are exercisable within 60 days of February 28, 2003.
(12)	Includes 1,084,686 shares of common stock beneficially owned by i-STT Investments Pte. Ltd., (“i-STTI”) a wholly-owned subsidiary of STT Communications Ltd., and 1,868,667 shares of common stock that may be acquired upon conversion of the Series A Convertible Preferred Stock (“Series A Preferred Stock”) owned by i-STTI. Also includes 1,990,216 shares that may be acquired within 60 days of February 28, 2003 upon conversion of Series A-1 Convertible Secured Notes (the “Notes”) or upon the exercise of Series A-1 Preferred Stock Warrants (the “Warrants”) owned of record by i-STTI. As more fully described in our definitive proxy statement filed with the Securities and Exchange Commission on December 12, 2002 and subject to the qualifications described therein, until December 31, 2004, or if earlier, the termination of the governance provisions in the bylaws, STT and its affiliates may not convert the Notes or exercise the Warrants for shares of our voting stock if such conversion or exercise would cause STT, when combined with shares beneficially held by its affiliates, to beneficially hold more than 40% of our outstanding voting stock. Accordingly, the Notes and Warrants are convertible into or exercisable for shares of common stock or Series A Preferred Stock only to the extent that such exchange will not cause STT or its affiliates to exceed the 40% threshold. If such conversion or exercise would cause STT or its affiliates to exceed the 40% threshold, the Notes and Warrants become convertible or exercisable for shares of non-voting Series A-1 Preferred Stock.
(13)	Represents 287,500 shares held by GS Capital Partners 2000, L.P., 104,466 shares held by GS Capital Partners 2000 Offshore, L.P., 12,017 shares held by GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, 91,347 shares held by GS Capital Partners 2000 Employee Fund, L.P., 26,070 shares held by Stone Street Fund 2000, L.P., 147,688 shares held by GS Special Opportunities (Asia) Fund, L.P., 107,668 shares held by GS Special Opportunities (Asia) Offshore Fund, L.P., 173,943 shares held by Whitehall Street Real Estate Limited Partnership XIII, 60,687 shares held by Whitehall Parallel Real Estate Limited Partnership XIII, 5,343 shares held by Stone Street Asia Fund, L.P. and 26,070 shares held by Stone Street Real Estate Fund 2000, L.P.
(14)	Includes the shares described in Notes 1 through 11, plus shares held by or subject to options exercisable within 60 days of February 28, 2003 held by executive officers not named above.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has the exclusive authority to establish the level of base salary payable to the chief executive officer (“CEO”) and certain other executive officers of the Company and authority to administer the Company’s 2000 Equity Incentive Plan, 2001 Supplemental Option Plan and Employee Stock Purchase Plan. In addition, the Compensation Committee has the responsibility for approving the individual bonus programs to be in effect for the CEO and certain other executive officers and other key employees each fiscal year.

For the 2002 fiscal year, the process utilized by the Compensation Committee in determining executive officer compensation levels was based on the subjective judgment of the Compensation Committee. Among the factors considered by the Compensation Committee were the recommendations of the CEO with respect to the compensation of the Company’s key executive officers. However, the Committee makes the final compensation decisions concerning such officers.

General Compensation Policy.    The Compensation Committee’s fundamental policy is to offer the Company’s executive officers competitive compensation opportunities based upon overall Company performance, their individual contribution to the financial success of the Company and their personal performance. It is the Committee’s objective to have each officer’s compensation reflect his or her own contribution to the Company and level of performance. Each executive officer’s compensation package consists of: (i) base salary, (ii) long-term stock-based incentive awards and (iii) bonuses.

Base Salary.    The base salary for each executive officer is set on the basis of general market levels and personal performance. Each individual’s base pay is positioned relative to the total compensation package, including cash incentives and long-term incentives.

Discretionary Bonuses.    Due to economic conditions and the Company’s focus on conserving cash, the Company did not have an annual cash bonus program for 2002. Mr. Ferris, the Company’s Vice President of Sales, in the only executive officer who currently has an annual bonus as part of his compensation. Mr. Ferris’ bonus is contingent on his individual performance objectives. For 2002, Mr. Ferris earned a portion of his annual bonus. In addition, Mr. Ferris and Ms. Backaus are entitled to reimbursement of home mortgage interest payments through December 2003 in connection with housing assistance loans they received when they were hired that were subsequently repaid early. In addition, the Company grants one-time discretionary cash or stock bonuses to executive officers for exceptional performance. For 2002, Ms. Lanam and Mr. Taylor were granted cash bonuses for their efforts in completing the combination and financing transactions.

Long-Term Incentive Compensation.    During fiscal 2002, the Compensation Committee approved option grants to the executive officers largely in consideration of the challenges facing the Company, high exercise prices for the officers’ existing options and the decision to reduce bonuses in order to conserve corporate cash. Generally, a significant grant is made in the year that an officer commences employment. Thereafter, option grants may be made at varying times and in varying amounts in the discretion of the Compensation Committee. Generally, the size of each grant is set at a level that the Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual’s position with the Committee, the individual’s potential for future responsibility and promotion, the individual’s performance in the recent period, the exercise prices of that individual’s outstanding options relative to current market value, and the number of unvested options held by the individual at the time of the new grant. The relative weight given to each of these factors will vary from individual to individual at the Compensation Committee’s discretion.

Each grant allows the officer to acquire shares of the Company’s common stock at a fixed price per share (the market price on the grant date) over a specified period of time. The option vests in periodic installments over a two to four year period, contingent upon the executive officer’s continued employment with the Company. The vesting schedule and the number of shares granted are established to ensure a meaningful incentive in each year following the year of grant. Accordingly, the option will provide a return to the executive officer only if he or she remains in the Company’s employ, and then only if the market price of the Company’s common stock appreciates over the option term.

CEO Compensation.    The annual base salary for Mr. Van Camp, the Company’s CEO, was established in connection with his commencement of employment in 2000 and has not been increased since that date. No bonus was paid to the CEO for 2002. An option was granted during fiscal 2002 based on the same factors as for the executive officers.

Tax Limitation.    Under the Federal tax laws, a publicly held company such as the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any year. To qualify for an exemption from the $1 million deduction limitation, the stockholders approved a limitation under the Company’s 2000 Equity Incentive Plan on the maximum number of shares of common stock for which any one participant may be granted stock options per fiscal year. Because this limitation was adopted, any compensation deemed paid to an executive officer when he exercises an outstanding option under the 2000 Equity Incentive Plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation that will not be subject to the $1 million limitation. Since it is not expected that the cash compensation to be paid to the Company’s executive officers for the 2002 fiscal year will exceed the $1 million limit per officer, the Compensation Committee will defer any decision on whether to limit the dollar amount of all other compensation payable to the Company’s executive officers to the $1 million cap.

Submitted by the following members of the Compensation Committee:

Scott Kriens

Michelangelo Volpi

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee was formed on July 19, 2000 and the current members of the Compensation Committee are Messrs. Eng, Kriens and Volpi. Mr. Eng joined the Compensation Committee in December 2002. None of the members of the Compensation Committee was at any time during the 2002 fiscal year or at any other time an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee serves as the representative of the Board of Directors for general oversight of the Company’s financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations and the Company’s Standards of Business Conduct. The Audit Committee annually appoints a firm of independent accountants to audit the financial statements of the Company. A more detailed description of the functions of the Audit Committee can be found in the Company’s Audit Committee Charter, attached to this proxy statement as Appendix A.

From January 1, 2002 to June 7, 2002, the Audit Committee consisted of Messrs. Kriens and Rachleff and Mr. John Taysom. Mr. Taysom resigned from the Board of Directors on June 7, 2002. From June 7, 2002 to December 30, 2002, the Audit Committee consisted of Messrs. Kriens and Rachleff. Mr. Eng joined Messrs. Kriens and Rachleff on the Audit Committee as of December 31, 2002. The Audit Committee held three meetings during the last fiscal year. In addition, the Audit Committee met once in March 2003 to discuss the results of the audit for the last fiscal year.

The Company’s management has primary responsibility for preparing the Company’s financial statements and financial reporting process. The Company’s independent accountants, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters.

In this context, the Audit Committee hereby reports as follows:

•	The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management and the independent auditors.

•	The Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standard, AU 380).

•	The Audit Committee discussed with the independent auditor’s the auditor’s independence from the Company and its management. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees) and has discussed with the independent accountants the independent accountants’ independence.

Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers as of or for the years ended December 31, 2002 and 2001, were:

	December 31,
	2002	2001
Audit	$906,000	$323,000
Audit Related	221,700	3,500
Tax	373,048	257,759
All Other	44,386	0

Total:	$1,545,134	$584,259

The Audit fees for the years ended December 31, 2002 and 2001, respectively, were for professional services rendered for the audits of the consolidated financial statements of the Company and statutory and subsidiary audits, consents, income tax provision procedures, and assistance with review of documents filed with the SEC.

The Audit Related fees as of the years ended December 31, 2002 and 2001, respectively, were for assurance and related services related to employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, and consultations concerning financial accounting and reporting standards.

Tax fees as of the years ended December 31, 2002 and 2001, respectively, were for services related to tax compliance, including the preparation of tax returns; and tax planning and tax advice, including assistance with and representation in tax audits and appeals and advice related to mergers and acquisitions.

All Other Fees were incurred as of the years ended December 31, 2002 and 2001, respectively, were for services rendered for risk management advisory services.

The Company’s Audit Committee has not yet adopted/enacted pre-approval policies and procedures for audit and non-audit services. Therefore, the proxy disclosure does not include pre-approval policies and procedures and related information. The Company is early-adopting components of the proxy fee disclosure requirements; the requirement does not become effective until periodic annual filings for the first fiscal year ending after December 15, 2003.

Based on the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee and the Board of Directors has approved the audited financial statements and recommended that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors have also recommended, subject to stockholder approval, the selection of PricewaterhouseCoopers LLP, as the Company’s independent accountants.

Each of the members of the Audit Committee is independent as defined under the listing standards of the Nasdaq National Market.

Submitted by the following members of the Audit Committee:

Scott Kriens

Andrew S. Rachleff

STOCK PERFORMANCE GRAPH

The graph set forth below compares the cumulative total stockholder return on the Company’s common stock between August 11, 2000 (the date the Company’s common stock commenced public trading) and December 31, 2002 with the cumulative total return of (i) the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) (the “Nasdaq Stock Market-U.S. Index”), (ii) the Nasdaq Telecommunications Index and (iii) our peer group of companies which as of the end of our last fiscal year were the companies that comprised the Goldman Sachs Internet Index over the same period. This graph assumes the investment of $100.00 on August 11, 2000, in the Company’s common stock, the Nasdaq Stock Market-U.S. Index, the Nasdaq Telecommunications Index and the Goldman Sachs Internet Index and assumes the reinvestment of dividends, if any.

The comparisons shown in the graph below are based upon historical data. The Company cautions that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of the Company’s common stock.

COMPARISON OF CUMULATIVE TOTAL RETURN

AMONG EQUINIX, INC., THE NASDAQ STOCK MARKET-U.S. INDEX,

THE NASDAQ TELECOMMUNICATIONS INDEX AND OUR PEER GROUP

The Company effected its initial public offering of common stock on August 11, 2000 at a price of $12.00 per share (without giving effect to the Company’s stock split effective December 31, 2002). The graph above, however, commences with the closing price of $13.125 per share (without giving effect to the Company’s stock split effective December 31, 2002) on August 11, 2000 — the date the Company’s common stock commenced public trading. The closing price of our common stock on December 31, 2002 in the graph above does give effect to the Company’s stock split effective that day.

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report and Stock Performance Graph shall not be deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation of Executive Officers

The following table sets forth information with respect to compensation for the fiscal years ended December 31, 2000, 2001 and 2002 paid by the Company for services rendered by the Company’s chief executive officer and the four most highly compensated executive officers whose salary and bonus for the fiscal year ended December 31, 2002 were in excess of $100,000 for services rendered in all capacities to the Company for that fiscal year (collectively, the “Named Executive Officers”):

	Annual Compensation				Long Term Compensation
	Year	Salary	Bonus		Awards Securities Underlying Options (#)	All Other Compensation (5)
Peter F. Van Camp (1)	2002	$310,000	0		7,813	0
Director and Chief Executive Officer	2001	308,708	873,692	(2)	68,750	$109,349
	2000	194,938	1,169		97,031	150,000

Albert M.Avery, IV	2002	250,000	0		1,563	0
Vice Chairman of the Board	2001	307,416	0		3,125	0
	2000	310,000	0		1,7500	0

Marjorie S. Backaus	2002	225,000	29,946	(3)	4,688	0
Chief Marketing Officer and	2001	221,562	41,132		14,843	0
Vice President of Market Strategy	2000	200,781	4,328		1,750	51,789

Peter F. Ferris	2002	205,000	99,110	(4)	4,688	0
Vice President, Worldwide Sales	2001	202,244	62,572		14,843	0
	2000	192,995	64,157		1,750	0

Renee F. Lanam	2002	230,500	80,000		10,157	0
Chief Financial Officer, Secretary	2001	214,083	1,015		14,845	0
	2000	138,223	1,234		11,798	0

(1)	Mr. Van Camp joined the Company in May 2000.

(2)	Represents the partial forgiveness of an employee loan in exchange for Mr. Van Camp waiving his right to any bonuses earned and expensed in 2001.

(3)	Represents interest payments on a home loan pursuant to early repayment agreements. See “Certain Relationships and Related Transactions—Loans to Executive Officers” for a description of such repayment agreements.

(4)	Includes $59,110 in interest payments on a home loan pursuant to early repayment agreements. See “Certain Relationships and Related Transactions—Loans to Executive Officers” for a description of such repayment agreements.

(5)	Except as otherwise noted, All Other Compensation reflects payment of relocation expenses.

Stock Option Grants

The following table shows for the year ended December 31, 2002, certain information regarding options granted to the Named Executive Officers:

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)($)
Name	Number of Securities Underlying Options granted (#)(1)	% of Total Options Granted to Employees in 2002 (2)	Exercise or Base Price ($/sh)(3)	Expiration Date	5%	10%
Peter F. Van Camp	7,813	5.60%	$22.40	4/22/2012	$110,064	$278,923
Albert M. Avery, IV	1,563	1.12%	$22.40	4/22/2012	22,018	55,799
Marjorie S. Backaus	4,688	3.36%	$22.40	4/22/2012	66,041	167,361
Peter Ferris	4,688	3.36%	$22.40	4/22/2012	66,041	167,361
Renee F. Lanam	4,688	3.36%	$51.20	2/19/2012	150,951	382,539
	5,469	3.92%	$22.40	4/22/2012	77,043	195,242

(1)	The options in the table that show an expiration date of February 19, 2012 were granted on February 19, 2002 and the options in the table that show an expiration date of April 22, 2012 were granted on April 22, 2002. These options are exercisable in 48 equal monthly installments from the grant date. The plan administrator has the discretionary authority to re-price the options through the cancellation of those options and the grant of replacement options with an exercise price based on the fair market value of the option shares on the re-grant date. The options have a maximum term of 10 years measured from the option grant date, subject to earlier termination in the event of the optionee’s cessation of service with the Company. Under each of the options, the option shares vest upon an acquisition of the Company by merger or asset sale, unless the acquiring entity or its parent corporation assumes the outstanding options. Any options which are assumed or replaced in the transaction and do not otherwise accelerate at that time automatically accelerate (and any unvested option shares which do not otherwise vest at that time automatically vest) in the event the optionee’s service terminates by reason of an involuntary or constructive termination within 18 months following the transaction.

(2)	Based on an aggregate of 139,618 shares subject to options granted in the fiscal year ended December 31, 2002.

(3)	The exercise price for each option may be paid in cash, in shares of common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise.

(4)	In accordance with the rules of the Securities and Exchange Commission (“SEC”), the table sets forth the hypothetical gains or “option spreads” that would exist for the options at the end of their respective ten-year terms based on assumed annualized rates of compound stock price appreciation of 5% and 10% from the dates the options were granted to the end of the respective option terms. Actual gains, if any, on option exercises are dependent on the future performance of the Company’s common stock and overall market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.

Aggregate Option Exercises in 2002 and Fiscal Year-End Option Values

No options were exercised by the Named Executive Officers in 2002. The following table sets forth for each of the Named Executive Officers the number and value of securities underlying options held by the Named Executive Officers at December 31, 2002:

Name	Number of Securities Underlying Unexercised Options at December 31, 2002 (#)		Value of Unexercised In-The-Money Options at December 31, 2002 (1)
	Exercisable	Unexercisable	Exercisable	Unexercisable
Peter F. Van Camp	132,189	41,407	$0	$0
Albert M. Avery, IV	3,703	2,735	$0	$0
Marjorie S. Backaus	21,005	10,825	$0	$0
Peter Ferris	10,458	10,825	$0	$0
Renee F. Lanam	19,528	15,318	$0	$0

(1)	Based on the fair market value of the Company’s common stock as of December 31, 2002 ($5.70 per share), minus the exercise price, multiplied by the number of shares underlying the options.

Employment Agreements, Change of Control Arrangements and Severance Agreements

The Compensation Committee, as plan administrator of the 2000 Equity Incentive Plan, has the authority to provide for accelerated vesting of the shares of common stock subject to outstanding options held by the Named Executive Officers and any other person in connection with certain changes in control of Equinix. In connection with the adoption of the 2000 Equity Incentive Plan, the Company has provided that upon a change in control of the Company, each outstanding option and all shares of restricted stock will generally become fully vested unless the surviving corporation assumes the option or award or replaces it with a comparable award. Any options which are assumed or replaced in the transaction and do not otherwise accelerate at that time shall automatically accelerate (and any unvested option shares which do not otherwise vest at that time shall automatically vest) in the event the optionee’s service terminates by reason of an involuntary or constructive termination within 18 months following the transaction. In addition, options granted to the executive officers of the Company prior to the Company’s initial public offering provide for an additional 12 months vesting upon a change in control of the Company and our form of offer letter for officers provides for an additional 12 months of vesting upon a change in control, provided such officer is employed upon the closing of the change in control. Except as noted below, none of the Company’s executive officers have employment agreements with the Company, and their employment may be terminated at any time.

In August 2002, the Company entered into Severance Agreements with its executive officers, Peter Van Camp, Marjorie S. Backaus, Peter Ferris, Philip J. Koen, Renee Lanam, and Keith Taylor. The agreements provide for severance payments equal to the officer’s annual base salary and target bonus in the event such officer’s employment is terminated for any reason other than cause or the officer resigns for good reason as defined in the agreement.

The initial stock option agreement for Peter F. Van Camp, the Company’s chief executive officer, provides that he will vest an additional 12 months in his initial option upon a change in control of the Company.

The Company extended an offer of employment to Marjorie S. Backaus, the Company’s Chief Marketing Officer, pursuant to an offer letter dated October 21, 1999. The agreement provides that she will vest an additional 12 months in her options upon a change in control of the Company.

The Company extended an offer of employment to Peter T. Ferris, the Company’s vice president, worldwide sales, pursuant to an offer letter dated June 28, 1999. The letter provides for acceleration of vesting of option shares for an additional 12 months if there are certain changes in control of the Company.

The Company entered into an agreement on February 8, 2000 with Albert M. Avery, IV, its former vice chairman of the Board of Directors, which provides that his base compensation will be the same as the CEO’s base compensation and also provides for continuation of his salary and continued option vesting for 12 months should his employment with the Company cease. Any options granted to Mr. Avery after February 8, 2000 will allow 24 months to exercise post-termination of employment. On January 1, 2003, the Company entered into an agreement with Albert M. Avery IV relating to his cessation of employment with the Company effective January 6, 2003. Under the agreement, Mr. Avery received severance benefits consisting of a lump sum cash payment of $311,292 pursuant to the terms of his existing employment contract, plus $9,554.52 in payment of COBRA premiums, payment of legal fees to Mr. Avery’s counsel, and a personal computer, blackberry, and cell phone used by Mr. Avery while employed by the Company. In addition, he will continue to vest in his stock options through December 31, 2003 and will have two years to exercise vested options. The agreement also contains certain restrictive covenants, mutual releases and other customary terms and conditions.

PROPOSAL 2

RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Company is asking the stockholders to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending December 31, 2003. The affirmative vote of the holders of a majority of shares present or represented by proxy and voting at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP.

In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee feels that such a change would be in the Company’s and its stockholders’ best interests.

PricewaterhouseCoopers LLP has audited the Company’s financial statements since 2000. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3

ISSUANCE OF SHARES IN DEBT FINANCING

Background of the Financing

In recent years, as a part of the continuous evaluation of our business, we have regularly considered a variety of strategic initiatives and transactions with a view toward increasing stockholder value. In this regard, we have explored different strategic alternatives, including the consideration of acquisitions, dispositions and commercial relationships. As a result of these efforts, in December 2002 we issued and sold convertible secured notes and warrants to i-STT Investments Pte Ltd, an affiliate of STT Communications (the “December Financing”) pursuant to a Securities Purchase Agreement dated October 2, 2002, as amended (the “Securities Purchase Agreement”). The December Financing, including a description of the convertible secured notes and warrants, is more fully described in the Company’s definitive proxy statement dated December 12, 2002 (the “December Proxy”). At the meeting held in connection with the December Proxy, we obtained stockholder approval for a financing of up to $40 million in exchange for convertible secured notes and warrants under the terms described in the December Proxy. Ultimately, we issued $30 million in convertible secured notes and warrants in the December Financing.

Beginning in late 2002, we, together with our advisors, met with Crosslink Captial (“Crosslink”) numerous times to discuss the terms and conditions of a possible financing transaction. In early February 2003, Crosslink presented a term sheet to the company to invest $10.0 million in the form of convertible secured notes. Throughout February and March 2003, Crosslink met with officers of the Company and conducted extensive due diligence.

On March 6, 2003, our board of directors held a regular meeting during which our board of directors reviewed the proposed term sheet and the general structure of the proposed financing transaction. Following a full discussion, our board of directors determined that the proposed investment by Crosslink is fair to, and in the best interests of, our stockholders and approved the financing and related matters, and authorized our management to finalize the documentation for this financing.

On April 15, 2003, our board of directors held a special meeting during which our board of directors considered modifications to the terms of the Crosslink Financing (as defined below) and determined that the modified investment by Crosslink remains fair to, and in the best interests of, our stockholders.

On April 29, 2003, the parties executed and delivered the securities purchase and admission agreement.

We are now seeking stockholder approval for the sale and issuance to Crosslink of $10.0 million of convertible secured notes and warrants not sold in the December Financing (the “Crosslink Financing”). The notes and warrants issued to Crosslink will be convertible into shares of our common stock. If all of such notes and warrants were converted into shares of our common stock, such shares, in the absence of note and warrant conversions by i-STT Communications, could represent greater than 20% of our outstanding common stock. In addition, the convertible secured notes and warrants proposed to be issued in the Crosslink Financing will have materially different terms with respect to their conversion into our common stock than the notes and warrants approved in the December Financing. Therefore, because the notes will have different terms than those approved in connection with our December Financing and because the shares issuable upon conversion of the notes and warrants into common stock could exceed 20% of our outstanding common stock, we are required under the rules of the Nasdaq National Market to seek stockholder approval for the issuance of notes and warrants to Crosslink. See “Terms of the Debt Financing” below.

Our Reasons for the Financing

Our board of directors believes that the terms of the Crosslink Financing transaction are in our best interests and the interests of our stockholders. Accordingly, at a meeting held on March 6, 2003, our board of directors approved the transaction and recommended that our stockholders approve the issuance of shares of our common stock in connection with the Crosslink Financing. In reaching its determination, our board of directors consulted with our management and advisors, and carefully evaluated the financial terms of the transaction agreements and their effect on the holders of our preferred stock and common stock. Specifically, our board of directors considered the increased financial stability and greater operating flexibility provided by raising additional cash. Our board of directions believes that this value warrants the additional dilution to existing stockholders.

Why We Need Stockholder Approval of the Financing

You are entitled to vote on the approval of the proposed issuance because the securities to be issued are convertible into our common stock which is qualified to trade on The Nasdaq National Market, and the rules of the Nasdaq National Market require us to seek the approval of our stockholders prior to the issuance of securities in connection with a transaction (other than a public offering) involving our sale or issuance of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding, for less than the greater of book value or market value of the common stock before such issuance (the “Nasdaq 20% Rule”). Accordingly, we are seeking stockholder approval in order to ensure compliance with the Nasdaq 20% Rule, which is required to maintain our listing on the Nasdaq National Market. Stockholder approval of the issuance is not otherwise required as a matter of Delaware law or other applicable laws or rules, or by our Restated Certificate of Incorporation, as amended, or by our bylaws.

Interests of Our Directors and Executive Officers

When considering the recommendation of our board of directors that stockholders approve the issuance of shares of common stock in the Crosslink Financing, you should be aware that some of our directors and executive officers have interests in these transactions that are different from, or are in addition to, your interests. Our board of directors was aware of these potential conflicts and considered them. These include:

Directors.    Each of the directors nominated for election at this meeting will remain on our board of directors following the closing of the Crosslink Financing. Mr. Dennis Raney was not a member of our board of directors at the March 6, 2003 meeting where the Crosslink Financing was approved.

Indemnification of Directors and Officers.    Our executive officers and directors have customary rights to indemnification against losses incurred as a result of action or omission occurring prior to the closing. In addition, our executive officers and directors have customary indemnification agreements that provide for additional indemnification.

Anti-dilution Protection for i-STT Investments Pte. Ltd.    As more fully described below, under the terms of the note issued to i-STT Investments, an affiliate of STT Communications, in the December Financing, the rate at which such note converts into our capital stock will be adjusted to protect i-STT Investments from some of the dilutive effects of the investment by Crosslink. Lee Theng Kiat and Jean Mandeville, two of the Company’s directors, are executive officers of STT Communications.

As a result, these directors and executive officers could be more likely to vote in favor of recommending the issuance of shares of common stock in the financing than if they did not hold these interests.

Terms of the Debt Financing

Securities to be Issued.    The following securities will be issued under the securities purchase and admission agreement:

•	Series A-2 convertible secured notes due November 1, 2007 with an aggregate principal amount of $10.0 million;

•	warrants to purchase shares of our common stock;

•	warrants to purchase shares of our common stock upon a change of control; and

•	warrants to purchase shares of our common stock upon defaults under our senior credit facility.

Closing Conditions.    The issuance and sale of securities in the Crosslink Financing is subject to closing conditions, including:

•	the amendment of Article VII of our bylaws to provide for the nomination of one (1) director designated by Crosslink at each election of our board of directors until such Article terminates in accordance with its terms;

•	the approval of our stockholders of the issuance of securities pursuant to the securities purchase and admission agreement; and

•	the resolution of potential obligations by us to STT Communications regarding outstanding bank guarantees to the satisfaction of Crosslink.

Representations and Warranties; Indemnities and Expenses.    The securities purchase and admission agreement includes representations and warranties and incorporates the affirmative and negative covenants and events of default under our credit facility. We will indemnify the holders of the convertible secured notes from specific liabilities, such as environmental liabilities. In addition, we will reimburse $75,000 of fees of counsel to the purchasers under the securities purchase and admission agreement.

Registration Rights.    Crosslink will become party to the registration rights agreement we entered into with i-STT Investments which has been amended to grant the right to five demand registrations, the right to participate in other registration statements filed by us (other than employee stock and acquisition related offerings) and the right to register shares on Form S-3 (or Form S-1 if Form S-3 is not available) shares of our common stock issued, directly or indirectly, upon conversion of the notes or exercise of any of the warrants issued under the securities purchase and admission agreement. The registration rights agreement includes our obligation to indemnify or contribute to losses suffered by the holders of securities registered pursuant to that agreement. These losses may include losses incurred under federal securities laws.

Nomination of Directors.    Under the provisions of the Bylaws, the number of directors is fixed at nine. The Bylaws currently provide that, until December 31, 2004, or if earlier, the termination of the governance provisions in our bylaws (i) three directors shall be nominated by i-STT Investments, (ii) three directors, known as the Equinix directors, shall be nominated by the three directors appointed to Equinix’s current board of directors by Equinix’s board of directors as it existed prior to December 31, 2002, (iii) prior to May 30, 2003, one director shall be nominated by the former stockholders of Pihana Pacific, Inc. which we acquired on December 31, 2002, and (iv) two directors shall be independent directors nominated by our nominating committee. In connection with the Crosslink Financing, we are required, as a condition to closing, to amend our Bylaws to remove the now obsolete requirement to elect a representative of the former Pihana Pacific stockholders and insert a requirement to nominate a designee of Crosslink. Crosslink will continue to have the right to nominate such director until December 31, 2004, or if earlier, the termination of the governance provisions in the bylaws. Our existing governance provisions are more fully described in our definitive proxy statement dated December 12, 2002.

The Series A-2 Convertible Secured Notes

Principal Amount.    Under the securities purchase and admission agreement, Crosslink has committed to purchase an aggregate principal amount of $10.0 million of Series A-2 convertible secured notes.

Security.    The Series A-2 convertible secured notes share with our existing Series A-1 convertible secured notes a second priority security interest in all of the collateral securing our and our subsidiaries’ obligations under the credit facility (which excludes the i-STT assets and Pihana’s Singapore assets we purchased on December 31, 2002).

The Series A-2 convertible secured notes will be guaranteed by all of our existing subsidiaries, all of our subsidiaries acquired in the combination (except that the Singapore subsidiaries will guarantee only our previously issued Series A-1 convertible secured notes) and all of our future domestic subsidiaries.

Interest.    Interest will begin to accrue on the Series A-2 convertible secured notes at the rate of 10% per year two years after the date of issuance of the Series A-2 convertible secured notes. Interest on the Series A-2 convertible secured notes will be payable in arrears in additional notes of the same series, on May 1 and November 1 of each year, beginning on November 1, 2005 until maturity.

Conversion of Notes.    The principal amount of the Series A-2 convertible secured notes are convertible into shares of our common stock at a price of $4.00 per underlying share of our common stock at any time at the option of the holder of such notes. The accrued interest on the Series A-2 convertible secured notes is convertible into shares of our common stock at a price of $4.84 per underlying share of our common stock at any time after such interest is accrued at the option of the holder of such notes.

The conversion price will be adjusted to mitigate or prevent dilution if fundamental changes occur to our common stock, dividends are declared on our common stock or we issue, or contract to issue, shares of our common stock at a price per share below $4.84 per share.

Automatic Conversion of Notes.    Following the second anniversary of the closing, 100% of the convertible secured notes will be automatically converted into shares of our common stock, if:

•	the average closing price of our common stock exceeds $15.66 for 30 consecutive trading days;

•	the average daily trading volume of our common stock during that 30-day trading period exceeds 17,188; and

•	we have not received an election not to convert the Series A-2 convertible secured notes from Crosslink within five days of receiving notice from us that the closing price and volume requirements discussed above have been met.

If Crosslink elects not to convert the convertible secured notes within such five-day period, the notes and the accrued interest thereon, will no longer be convertible into shares of our common stock.

Change in Control.    We must offer to purchase all outstanding convertible secured notes at their principal amount together with accrued and unpaid interest if we experience a change of control.

Common Stock Warrants

We will issue to Crosslink a warrant which represents the right to purchase 500,000 shares of our common stock. The warrants will initially have an exercise price of $0.01 per underlying share of our common stock and may be exercised by utilizing the net-exercise provision in the warrant. The exercise price and the number of shares issuable under the warrants will be adjusted to mitigate or prevent dilution if fundamental changes occur to our common stock, dividends are declared on our common stock or we issue, or contract to issue, shares of our common stock at a price per share below $4.84 per share. The warrants will expire five years from the date of issuance.

Change in Control Warrants

If we experience a change in control, the change of control warrants will become exerciseable at an exercise price of $0.01 per share for shares of our common stock with a total current market value of up to 20% of:

•	the principal amount of notes for which that warrant was originally issued, plus

•	the principal amount of all convertible secured notes issued in payment of interest on those original notes, minus

•	the principal amount of those notes which have been converted into shares of our common stock or repaid in cash, plus

•	accrued and unpaid interest on any then outstanding notes.

The change in control warrants will expire five years from the date of issuance.

For purposes of the convertible secured notes and the change in control warrants, a change of control is defined as:

•	the direct or indirect sale or transfer of all or substantially all of our assets;

•	any business combination which results in the holders of our capital stock prior to the business combination beneficially owning less than 50% of the voting securities of the resulting parent entity in such business combination; or

•	if more than 50% of our board of directors becomes controlled by directors who were neither (a) on our board of directors two years before the date of the change in control, nor (b) elected or nominated by such directors or their successors who were nominated as required by this sentence.

Cash Trigger Warrants

To provide a mechanism to allow purchasers of convertible secured notes, including Crosslink, to ensure our compliance with covenants under our senior credit facility, the holders of our cash trigger warrants will have the right, but not the obligation, to exercise their warrants on the terms described below. The cash trigger warrants will be exercisable for shares of our common or preferred stock valued at up to $30.0 million and will remain exercisable so long as our senior secured credit facility remains outstanding. The Series A cash trigger warrants are exercisable for equity securities with an aggregate purchase price of up to $10.0 million and those warrants will have a per share exercise price which is the lesser of (a) $9.79 or (b) 90% of the then current market value of shares of our common stock. The Series B cash trigger warrants are exercisable for up to $20 million and those warrants will have a per share exercise price of 90% of the then current market value of shares of our common stock. The $9.79 per share exercise price of Series A cash trigger warrants will be adjusted to mitigate or prevent dilution if fundamental changes occur to our common stock, dividends are declared on our common stock or we issue, or contract to issue, shares of our common stock at a price per share below $9.79. All of the Series A cash trigger warrants and Series B cash trigger warrants were issued to i-STT Investments in connection with the December Financing. In connection with the Crosslink Financing, i-STT Investments has agreed to amend the outstanding Series A cash trigger warrants and Series B cash trigger warrants such that i-STT Investments and Crosslink may exercise a portion of such warrants representing the proportion of the aggregate outstanding principal amounts of A-1 notes and A-2 notes held by each of i-STT Investments and Crosslink.

The cash trigger warrants will only be exercisable if we (a) do not have sufficient funds to pay, and fail to pay when due, any principal, interest, fee or other amount under our credit facility, or (b) breach our obligations to maintain certain minimum cash balances under our credit facility agreement. The holders of the cash trigger warrants have no obligation to exercise their warrants. If a default occurs under our credit facility, we cannot assure you that we will have adequate financial resources to prevent our lenders from foreclosing on our assets.

If the cash trigger warrants are exercised based on the condition described in (a) above, the cash trigger warrants will be exercisable for not less than $5.0 million and not more than $5.0 million plus the amount of the missed payment.

If the cash trigger warrants are exercised based on the condition described in (b) above, the cash trigger warrants will be exercisable for not less than $5.0 million and not more than $5.0 million plus any shortfall in our minimum cash balance requirements.

To the extent i-STT Investments or Crosslink does not exercise its cash trigger warrants in full, the other party will have the right to exercise its cash trigger warrants for their share of such warrants plus any unexercised portion of such warrants issued to other party.

Material Federal Income Tax Considerations of the Financing

Federal tax law contains various limitations and restrictions on the deductibility of interest and/or original issue discount. Some of these limitations and restrictions may be applicable to the interest and/or the original issue discount associated with the Series A-2 convertible secured notes. In such event, some or all of the interest or original issue discount associated with such notes may not be deductible by us.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

OTHER MATTERS RELATED TO THE FINANCING

Securities Law Matters

The notes and warrants to be issued in connection with the financing will be issued in a transaction exempt from registration under the Securities Act of 1933, by reason of Section 4(2) of the Securities Act or regulations promulgated by the SEC thereunder.

No Dissenter’s Rights

Under the Delaware General Corporation Law, Equinix’s stockholders are not entitled to dissenter’s rights with respect to the issuance of securities convertible into our common stock, and we will not independently provide stockholders with any such right.

CAPITALIZATION

The following unaudited table sets forth our capitalization as of December 31, 2002:

•	on an actual basis; and

•	pro forma as adjusted reflects the $10.0 million investment as outlined in Proposal 3 of this proxy statement in the form of additional convertible secured notes.

Please read the capitalization table together with sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 entitled “Selected Financial Data”, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements included therein.

	As of December 31, 2002
	Actual	Pro Forma As Adjusted
	(dollars in thousands)
Cash and cash equivalents	$41,216	$51,216

Current portion of debt facilities and capital lease obligations	$5,591	$5,591

Current portion of credit facility	$1,981	$1,981

Long-term debt, net of current portion:
Debt facilities and capital lease obligations	$3,633	$3,633
Credit facility	89,529	89,529
Senior notes	28,908	28,908
Convertible secured notes	25,354	34,052

Total long-term debt	147,424	156,122

Stockholders’ equity:
Preferred stock, $0.001 par value per share; 100,000,000 shares authorized actual and pro forma as adjusted; 1,868,667 shares issued and outstanding actual and pro forma as adjusted (1)	2	2
Common stock, $0.001 par value per share; 300,000,000 shares authorized actual and pro forma as adjusted; 8,448,683 shares issued and outstanding actual and pro forma as adjusted (2)	8	8
Additional paid-in capital	638,065	639,367
Deferred stock-based compensation	(2,865)	(2,865)
Accumulated other comprehensive income	617	617
Accumulated deficit	(351,633)	(351,633)

Total stockholders’ equity	284,194	285,496

Total capitalization	$431,618	$441,618

(1)	Excludes 965,674 shares of preferred stock issuable upon the exercise of an outstanding warrant as of December 31, 2002.

(2)

Excludes (i) 302,792 shares of common stock issuable upon the exercise of outstanding warrants as of December 31, 2002, (ii) 725,821 shares of common stock issuable upon the exercise of outstanding options as of December 31, 2002, (iii) 4,752,838 shares available for grant under our various stock option plans as of December 31, 2002, (iv) 35,634 shares available for purchase under our employee stock purchase plan as of December 31, 2002 and (v) 2,785,205 shares reserved for conversion into our common stock in connection with the $30.0 million convertible secured note issued in the December Financing as of December 31, 2002. If we issue the $10.0 million convertible secured notes as outlined in Proposal 3 of this proxy statement, the conversion price of the $30.0 million convertible secured note, and notes issued as interest thereon, would be adjusted from $10.77 to approximately $9.18 and the principal amount of the note would be convertible into approximately 483,529 additional shares of our stock as a result of anti-dilution provisions contained in the December Financing documents. Furthermore, in connection with the proposed debt financing pursuant to Proposal 3 of this proxy statement, we would issue an additional warrant for the issuance of an additional 500,000 shares of our common stock and reserve an additional 2,499,999 shares for conversion into our common stock in connection with our proposed $10.0 million convertible secured notes. In addition, if we experience a change of control or breach any covenants in connection with our credit facility, additional shares of our common stock may be issued through the exercise of the Change in Control Warrants and Cash Trigger Warrants issued in connection with our convertible secured notes.

RATIO OF EARNINGS TO FIXED CHARGES

In calculating the ratio of earnings to fixed charges, earnings consist of (i) net loss before income tax expense and fixed charges plus (ii) the losses recognized in an entity of which less than 50% is owned by us and is accounted for under the equity method when there is no guarantee, directly or indirectly, to service the debt of such entities. Fixed charges consist of interest expense, including capitalized interest, amortized premiums and discounts and capitalized expenses related to indebtedness and an estimated portion of rental expense that is attributed to interest. For the periods presented, Equinix had no outstanding shares of preferred stock with required dividend payments. The ratio of earnings to fixed charges was less than 1.0 to 1.0 for each of our last four fiscal years and for the period from June 22, 1998 (inception) to December 31, 1998. Earnings available for fixed charges were thus inadequate to cover fixed charges. The coverage deficiency for the periods ended December 31, 2002, 2001, 2000, 1999 and 1998 was $21,618,000, $188,415,000, $119,790,000, $20,791,000 and $1,019,000, respectively.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans to Executive Officers.    From July 1999 through January 2001, the Company hired a number of individuals from out-of-state and relocated them to California. The market in California during this period was very competitive for certain positions and the most qualified individuals available at that time were located in other states. In order to induce three executive officers to relocate to California from cities with lower housing costs, the Company offered each of these executive officers a non-interest bearing home loan to assist them with the purchase of a new residence in California. These loans expired upon the earlier of 5 years or certain liquidity events, none of which have happened to date. In early 2002, the Company negotiated with all three of these executive officers for the early repayment of these loans. In January 2002, in exchange for Peter Van Camp, the Company’s Chief Executive Officer, agreeing to repay the loan four years earlier than its maturity, and in exchange for his waiving his right to any bonuses earned and expensed in 2001, the Compensation Committee of the Board of Directors forgave $874,000 of Mr. Van Camp’s loan of $1,512,000. The remaining amount due under the loan of $638,000 was repaid to the Company in full in February 2002. In addition, the Company negotiated with the other two executive officers of the Company, Peter Ferris and Marjorie Backaus, to repay their loans in full several years prior to the loans’ maturity dates. In exchange, the Company agreed to pay a portion of the interest on each of the officer’s mortgage for their principal residence through December 31, 2003. Mr. Ferris’ loan, totaling $750,000, was repaid in full in February 2002 and Ms. Backaus’ loan, totaling $250,000, was repaid in full in March 2002.

Equipment Reseller Agreements with Affiliated Companies.    In March 2002, the Company entered into an agreement to resell equipment with Cisco Systems, Inc. (“Cisco”), a greater than 5% stockholder in the Company. Michelangelo Volpi, one of the Company’s directors, is an executive officer of Cisco. The Company plans to recognize revenue from this arrangement on a gross basis in accordance with Emerging Issue Task Force Issue No. 99-19, Recording Revenue as a Principal versus Net as an Agent. The Company acts as the principal in the transaction as the Company’s customer services agreement identifies the Company as the party responsible for the fulfillment of product/ services to the Company’s customers and has full pricing discretion. In the case of products sold under this arrangement, the Company takes title to the products and bears the inventory risk as the Company has made minimum purchase commitments for equipment to various vendors. The Company has credit risk, as it is responsible for collecting the sales price from a customer, but must pay the amount owed to its suppliers after the suppliers perform, regardless of whether the sales price is fully collected. In addition, the Company will often determine the required equipment configuration. The Company has purchased and resold equipment for $968,000 under the agreement with Cisco.

In February 2002, the Company entered into an agreement to resell equipment with Juniper Networks (IS), Inc., an entity affiliated with Juniper Networks, Inc. (“Juniper”). Scott Kriens, one of the Company’s directors, is both a director and an executive officer of Juniper. The Company plans to recognize revenue from this arrangement on a gross basis in accordance with Emerging Issue Task Force Issue No. 99-19, Recording Revenue as a Principal versus Net as an Agent. The Company acts as the principal in the transaction as the Company’s customer services agreement identifies the Company as the party responsible for the fulfillment of product/ services to the Company’s customers and has full pricing discretion. In the case of products sold under this agreement, the Company takes title to the products and bears the inventory risk as the Company has made minimum purchase commitments for equipment to various vendors. The Company has credit risk, as it is responsible for collecting the sales price from a customer, but must pay the amount owed to its suppliers after the suppliers perform, regardless of whether the sales price is fully collected. In addition, the Company will often determine the required equipment configuration. The Company has purchased and resold equipment for $1,805,000 under the agreement with Juniper.

Convertible Secured Note Sold to Affiliated Company.    In December 2002, i-STT Investments Pte Ltd, an affiliate of STT Communications, made a $30.0 million investment in the Company through the purchase of a

14% convertible secured note with an initial term of five years. The interest on the convertible secured note is payable in kind in the form of additional convertible secured notes. The convertible secured note is secured by a first priority lien on certain of the Company’s assets located in Asia and a second priority lien on all of the Company’s other assets. In addition, the Company issued the following warrants to i-STT Investments in conjunction with the convertible secured note:

•	Preferred Stock Warrant. A warrant to purchase 965,674 shares of the Company’s Series A or Series A-1 preferred stock at a price of $.01 per share at any time at the option of STT Communications.

•	Change in Control Warrant. If the Company experiences a change in control, the change in control warrant will become exercisable for shares of the Company’s common stock with a total current market value of up to 20% of the then outstanding principal amount of notes, including notes issued as interest on convertible notes, plus accrued but unpaid interest. The change in control warrant terminates on December 31, 2007 and has an exercise price of $0.01 per share.

•	Cash Trigger Warrants. In order to provide a mechanism to allow STT Communications to ensure the company’s compliance with cash covenants under its senior secured credit facility, STT Communications has the right, but not the obligation, to exercise one or both of two cash trigger warrants. Pursuant to the Series A Cash Trigger Warrant, STT Communications or its affiliates may purchase additional shares of the company’s stock for an aggregate exercise price of up to $10,000,000. The per share exercise price for the Series A Cash Trigger Warrant is the lesser of (a) $9.792 or (b) 90% of the then current market value of shares of the Company’s common stock. Pursuant to the Series B Cash Trigger Warrant, STT Communications or its affiliates may purchase additional shares of the company’s stock for an aggregate exercise price of up to $20,000,000. The per share exercise price for the Series B Cash Trigger Warrant is 90% of the then current market value of the Company’s common stock. The cash trigger warrants will become exercisable if the Company fails to satisfy certain covenants of the senior secured credit facility.

The convertible secured note and warrants are more fully described in the Company’s definitive proxy statement dated December 12, 2002.

STT Communications, along with its affiliates, is a greater than 5% stockholder in the Company and Lee Theng Kiat and Jean Mandeville, two of the Company’s directors, are executive officers of STT Communications.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

The members of the Board of Directors, the executive officers of the Company, persons who hold more than 10% of the Company’s outstanding common stock and Mr. John Taysom, a former director of the Company (“Section 16 Insiders”) are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of the Company’s common stock and their transactions in such common stock. Based upon (i) the copies of Section 16(a) reports that the Company received from such persons for their 2002 fiscal year transactions in the common stock and their common stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 2002 fiscal year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by Section 16 Insiders.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

Stockholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the 2004 Annual Meeting of Stockholders (“2004 Annual Meeting”) pursuant to Rule 14a-8 of the Exchange Act must submit the proposal to the Company no later than December 30, 2003. Pursuant to Rule 14a-4(c) of the Exchange Act and the Company’s bylaws, as amended, stockholders who intend to present a proposal at the 2004 Annual Meeting without inclusion of such proposal in the proxy materials are required to notify the Company of such proposal not earlier than March 1, 2004 and not later than March 31, 2004. If the Company does not receive notification of the proposal within that time frame, the proxy holders will be allowed to use their discretionary voting authority to vote on such proposal when the proposal is raised at the 2004 Annual Meeting.

All stockholder proposals and notice of stockholder proposals should be sent to the Company at its offices at 301 Velocity Way, Fifth Floor, Foster City, California 94404, Attn: General Counsel. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any stockholder proposal that does not satisfy the conditions and rules established by the Securities and Exchange Commission.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

The Company will mail without charge, upon written request, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002. Requests should be sent to Equinix, Inc., at 301 Velocity Way, Fifth Floor, Foster City, California 94404, Attn: Investor Relations.

BY ORDER OF THE BOARD OF DIRECTORS,

Peter F. Van Camp

Chief Executive Officer

And Director

Foster City, California

May 16, 2003

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING.

INDEX TO FINANCIAL STATEMENTS

Equinix, Inc.

Unaudited Pro Forma Combined Consolidated Condensed Statement of Operations	F-2

Notes to Unaudited Pro Forma Combined Consolidated Condensed Statement of Operations	F-4

Pihana Pacific, Inc.

Report of Independent Accountants of Pihana Pacific, Inc.	F-11

Consolidated Balance Sheets	F-12

Consolidated Statements of Operations	F-13

Consolidated Statements of Stockholders’ Deficit	F-14

Consolidated Statements of Cash Flows	F-15

Notes to Consolidated Financial Statements	F-16

UNAUDITED PRO FORMA COMBINED CONSOLIDATED

CONDENSED STATEMENT OF OPERATIONS

The following unaudited pro forma combined consolidated condensed statement of operations has been prepared to give effect to the combination of Equinix, Inc. (“Equinix” or the “Company”), Pihana Pacific, Inc. (“Pihana”) and i-STT Pte Ltd (“i-STT”) using the purchase method of accounting (the “Combination”) and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined consolidated condensed statement of operations, including an investment in the Company by i-STT’s parent company, STT Communications Ltd (“STT Communications”) (the “Financing”), and further reductions in amounts outstanding under both the Senior Notes and the Amended and Restated Credit Facility. The above noted transactions, specifically, the Combination, Financing and Senior Note Exchange, occurred on December 31, 2002. However, this pro forma statement of operations was prepared as if the Combination and related transactions had been completed as of December 31, 2001. Equinix continues to operate under the existing Equinix senior management team with Peter Van Camp as CEO and is headquartered in Foster City, California.

The unaudited pro forma combined consolidated condensed statement of operations is presented for illustrative purposes only and is not necessarily indicative of the financial position that would have actually been reported had the Combination, Financing and further reductions in amounts outstanding under both the Senior Notes and the Amended and Restated Credit Facility, occurred as of December 31, 2001 for statement of operations purposes, nor is it necessarily indicative of the future financial position. The unaudited pro forma combined consolidated condensed statement of operations includes adjustments, which are based upon preliminary estimates, to reflect the allocation of the purchase price to the acquired assets and assumed liabilities of i-STT and Pihana, including intangible assets acquired in connection with i-STT. Any change in the fair value of the net assets of i-STT and Pihana will likely change the amount of the purchase price allocable to goodwill for i-STT and property and equipment for Pihana.

This unaudited pro forma combined consolidated condensed statement of operations is based upon the respective historical unaudited consolidated statement of operations of Equinix and Pihana and the historical unaudited consolidated statement of operations of i-STT, adjusted to generally accepted accounting principles in the United States of America, and should be read in conjunction with the historical consolidated financial statements of Equinix, i-STT and Pihana and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the definitive proxy statement filed with the Securities and Exchange Commission (“SEC”) on December 12, 2002.

Although i-STT is not significant under SEC Regulation S-X Rule 3-05, we have included i-STT’s results of operations in the accompanying unaudited pro forma information because the Combination, Financing and Senior Note Exchange were consummated in conjunction with each other and we believe that the inclusion of i-STT is meaningful to the understanding of the Company’s pro forma results of operations.

This unaudited pro forma combined consolidated condensed statement of operations excludes the impact of the $10.0 million debt financing outlined in Proposal 3 of this proxy statement.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED

CONDENSED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2002

(In thousands, except per share data)

	Equinix	Historical Pihana	i-STT	Pro Forma
				Adjustments		Combined
Revenues	$77,188	$4,961	$11,113	$(112	)(a)	$93,150

Costs and operating expenses:
Cost of revenues	104,073	30,354	11,633	(13,014	)(b)	133,046
Sales and marketing	15,247	6,484	1,585	2,100	(c)	25,416
General and administrative	30,659	9,815	4,185	(1,171	)(d)	43,488
Restructuring and impairment charges	28,885	113,297	—	(101,683	)(e)	40,499

Total costs and operating expenses	178,864	159,950	17,403	(113,768)		242,449
Loss from operations	(101,676)	(154,989)	(6,290)	113,656		(149,299)
Interest income	998	1,608	17	(4	)(f)	2,619
Interest expense	(35,098)	(200)	(386)	13,656	(g)	(22,028)
Gain on debt extinguishments	114,158	—	—	(114,158	)(h)	—
Equity in losses of affiliates	—	—	(867)	—		(867)
Taxes	—	242	—	—		242
Other	—	4,869	(490)	(5,254	)(i)	(875)

Net loss	$(21,618)	$(148,470)	$(8,016)	$7,896		$(170,208)

Net loss per share—basic and diluted	$(7.23)					$(20.39)

Shares used in per share calculation—basic and diluted	2,990			5,358	(j)	8,348

The accompanying notes are an integral part of this

unaudited pro forma combined consolidated condensed statement of operations.

EQUINIX, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED

CONDENSED STATEMENT OF OPERATIONS

The unaudited pro forma combined consolidated condensed statement of operations included herein has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.

1.    BASIS OF PRO FORMA PRESENTATION

On October 2, 2002, the Company entered into a combination agreement (the “Combination Agreement”) to purchase all of the issued and outstanding stock of i-STT, a wholly-owned Internet infrastructure services subsidiary of STT Communications, in exchange for $10,000 and approximately 3.0 million shares of common and preferred stock, representing approximately 27.5% of the modified fully diluted share amount at closing and Pihana, a leading provider of neutral Internet exchange data center services and managed e-infrastructure services in Asia-Pacific, in exchange for $10,000 and approximately 2.4 million shares of common stock, or approximately 22.5% of the modified fully diluted share amount. These acquisitions are herein referred to as the “Combination”. The Combination was completed on December 31, 2002. The combined company continues to operate under the Equinix name and management. Separately, STT Communications made a $30.0 million strategic investment in the Company in the form of convertible secured notes with detachable warrants for the further issuance of approximately 1.0 million shares of stock. This transaction is herein referred to as the “Financing”. The Financing was completed on December 31, 2002. Equinix accounted for the Combination under the purchase method of accounting. In addition to giving effect to the Combination and Financing, this pro forma statement of operations has been adjusted to present the impact of the Senior Note Exchange and further reduction in the Amended and Restated Credit Facility discussed below. The Senior Note Exchange and further reduction in the Amended and Restated Credit Facility were also completed on December 31, 2002.

The parties to the transaction considered the guidance provided in paragraph 17 of Statement of Financial Accounting Standard 141, Business Combinations and determined that Equinix was the acquiring entity in the combination. This determination was based on a number of factors including the fact that the former Equinix stockholders will have the largest voting percentage of the outstanding stock. Following the issuance of common and redeemable preferred shares by Equinix in the Combination, the former Equinix stockholders have a 51.0% voting interest in the combined entity. In addition, Equinix is the larger entity and its current management team continues to run the day-to-day operations of the combined company, no party controls a majority of the board of directors and the combined company continues to operate under the Equinix name and is headquartered in Foster City, California.

In connection with the Combination, Equinix issued $30 million in the form of a convertible secured note, which is convertible into the Company’s capital stock on a one for one basis. This note issued to STT Communications shall initially be convertible into shares of preferred stock at any time at the holder’s option. There are two classes of preferred stock, Series A and Series A-1. Series A preferred stock is convertible at any time, at the option of the holder, into common stock of Equinix up to the point at which (a) STT Communications has a 40% voting interest in Equinix or (b) the value of voting interests held by STT Communications exceeds $50 million. Thereafter, conversion of the convertible secured note will result in the issuance of Series A-1, non-voting preferred shares. While STT Communications is able to convert their note at any time after the closing, there are a number of factors, in addition to the anticipated premium built into the conversion price, that suggest that this note will not be converted into equity. These include the fact that:

•	the holder of the convertible secured note will enjoy the priority position of debt over equity;

EQUINIX, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED

CONDENSED STATEMENT OF OPERATIONS—(Continued)

•	the holder of the convertible secured note will receive interest at the rate of 14% per annum, initially payable in PIK Notes (see Note 4—Financing) semi-annually in arrears, on the unpaid principal balance;

•	the convertible secured note held is secured by the Asia-Pacific operations of the combined company, thereby providing security; and

•	the combined company will have approximately $82.5 million of debt due during 2005.

As a result of these factors, management does not expect the holder of the convertible secured note to convert voluntarily prior to maturity. In the event debt securities are converted and STT Communications’ voting interest is maximized (at 40%), Equinix would hold a 42.7% voting interest, STT Communications 40% and Pihana 17.3%.

In connection with the Combination and Financing, the Company entered into the Second Amendment to the Amended and Restated Credit Facility. The most significant terms and conditions of this amendment are:

•	The Company was granted a full waiver of previous covenant breaches and was granted consent to use cash in connection with the Senior Note Exchange (see Note 5—Senior Note Exchange).

•	Future revenue and EBITDA covenants were eliminated and the remaining minimum cash balance and maximum capital expenditure covenants and other ratios were reset consistent with the expected future performance of the combined Company for the remaining term of the loan.

•	The Company permanently repaid $8.5 million of the then currently outstanding $100.0 million balance bringing the total amount owed under this facility to $91.5 million.

•	The amortization schedule for the Credit Facility was amended such that the minimum amortization due in 2003-2004 was significantly reduced.

Also in connection with the Combination, Financing and further amendment to the Credit Facility, the Company obtained agreements from the holders of a large percentage of its outstanding Senior Notes whereby such holders agreed to tender their Senior Notes to the Company for a combination of cash and common stock and to amend the terms of the Senior Notes. This transaction is herein referred to as the “Senior Note Exchange”.

Furthermore, in connection with the Combination, Financing and Senior Note Exchange transactions described above, in order to comply with the requirements of the Nasdaq National Market, the Company initiated a 32 for 1 reverse stock split, which also took effect on December 31, 2002. All share and per share amounts have been adjusted to give effect to the stock split.

The unaudited pro forma combined consolidated condensed statement of operations for the year ended December 31, 2002 was prepared by combining the historical unaudited consolidated condensed statement of operations data for the year ended December 31, 2002 for Equinix and Pihana and the historical consolidated statement of operations data of i-STT, as adjusted to comply with generally accepted accounting principles in the United States, as if the Combination and related transactions had been consummated on December 31, 2001.

2.    PURCHASE PRICE—PIHANA

On December 31, 2002, a wholly-owned subsidiary of the Company merged with and into Pihana (the “Pihana Acquisition”). Pihana is a similar business to that of Equinix with IBX hub operations in Singapore;

EQUINIX, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED

CONDENSED STATEMENT OF OPERATIONS—(Continued)

Tokyo, Japan; Sydney, Australia; Hong Kong, China, as well as Los Angeles and Honolulu in the U.S. The entire purchase price of $28,376,000 was comprised of (i) 2,416,379 shares of the Company’s common stock, with a total value of $25,517,000, (ii) total cash consideration and direct transaction costs of $2,701,000 and (iii) the value of Pihana shareholder warrants assumed in the Pihana Acquisition of $176,000 (the “Pihana Shareholder Warrants”). The fair market value of the Company’s stock issued was determined using the five-trading-day average price of the Company’s common stock surrounding the date the transaction was announced in October 2002. The fair value of the Pihana Shareholder Warrants, which represent the right to purchase 133,442 shares of the Company’s common stock at an exercise price of $191.81 per share, was determined using the Black-Scholes option-pricing model and the following assumptions: fair market value per share of $5.70, dividend yield of 0%, expected volatility of 135%, risk-free interest rate of 4% and a contractual life of approximately 3 years.

The preliminary purchase price, including direct merger costs, have been allocated to assets acquired and liabilities assumed based on their estimated fair value at the date of acquisition. The estimated fair value of the assets and liabilities assumed is summarized as follows (in thousands):

Cash and cash equivalents	$33,341
Accounts receivable	754
Other current assets	1,773
Property and equipment	5,691
Restricted cash	927
Other assets	2,329

Total assets acquired	44,815
Accounts payable and accrued expenses	(3,455)
Accrued restructuring charges and transaction fees	(9,470)
Other current liabilities	(42)
Capital lease obligations	(1,536)
Other liabilities	(1,936)

Net assets acquired	$28,376

The Company accounted for the Pihana Acquisition using the purchase method. Included in the net liabilities assumed are total restructuring charges of $9,470,000, which relate primarily to the exit of the undeveloped portion of the Pihana Los Angeles IBX hub leasehold, severance related to an approximate 30% reduction in workforce, including several officers of Pihana and some transaction-related professional fees. A substantial portion of these costs were paid in January 2003. Prior to December 31, 2002, Pihana sold their Korean IBX hub operations, which was excluded from the Pihana Acquisition, terminated or amended several operating leaseholds and recorded a substantial impairment charge against the value of their property and equipment assumed in the Pihana Acquisition. While the Company does not expect there will be any changes to the Company’s preliminary purchase price due to any unknown contingent liabilities or purchase price adjustments, any subsequent adjustment to the purchase price would likely result in a change to the amount of property and equipment assumed in the Pihana Acquisition.

There were no historical transactions between Equinix and Pihana. Certain reclassifications have been made to conform Pihana’s historical amounts to Equinix’s financial statement presentation.

The pro forma adjustments do not reflect any integration adjustments such as restructuring costs to be incurred in connection with the merger or operating efficiencies and cost savings that may be achieved with respect to the combined entity as these costs are not directly attributable to the purchase agreement.

EQUINIX, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED

CONDENSED STATEMENT OF OPERATIONS—(Continued)

3.    PURCHASE PRICE—i-STT

On December 31, 2002, a wholly-owned subsidiary of the Company acquired all issued and outstanding shares of i-STT from STT Communications (the “i-STT Acquisition”). i-STT is a similar business to that of Equinix with IBX hub operations in Singapore and Thailand. The entire purchase price of $34,365,000 was comprised of (i) 1,868,666 shares of the Company’s Series A preferred stock and 1,084,686 shares of the Company’s common stock, with a total value of $31,187,000 and (ii) total cash consideration and direct transaction costs of $3,178,000.

The fair value of the Company’s stock issued was determined using the five-trading-day average price of the Company’s common stock surrounding the date the transaction was announced in October 2002. The Company determined that the fair value of the Series A preferred stock and the common stock was the same because the material rights, preferences and privileges of Series A preferred stock and the common stock are virtually identical.

The preliminary purchase price, including direct merger costs, have been allocated to the net tangible and intangible assets acquired and liabilities assumed based on their estimated fair value at the date of acquisition. The Company retained the services of an independent valuation expert to assist with the determination of the fair value of the intangible assets. The estimated fair value of the assets and liabilities assumed is summarized as follows (in thousands):

Cash and cash equivalents	$1,699
Accounts receivable	1,307
Other current assets	197
Property and equipment	10,824
Intangible asset—customer contracts	3,600
Intangible asset—tradename	300
Intangible asset—goodwill	21,081
Other assets	100

Total assets acquired	39,108
Accounts payable and accrued expenses	(4,153)
Accrued restructuring charges	(400)
Other current liabilities	(190)

Net assets acquired	$34,365

The Company accounted for the i-STT Acquisition using the purchase method. The customer contracts intangible asset will have a useful life of two years, the typical term of a customer contract, and the tradename intangible asset will have a useful life of one year, the contractual period under the Combination Agreement. Included in the net liabilities assumed, is an accrual of $400,000 representing the estimated costs to exit from an undeveloped IBX hub leasehold interest in Shanghai, China. The Company expects to exit this lease in 2003. While the Company does not expect there will be any changes to the Company’s preliminary purchase price due to any unknown contingent liabilities or purchase price adjustments, any subsequent adjustment to the purchase price would likely result in a change to the amount of goodwill carried on the balance sheet.

There were no historical transactions between Equinix and i-STT. Certain reclassifications have been made to conform i-STT’s historical amounts to Equinix’s financial statement presentation.

EQUINIX, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED

CONDENSED STATEMENT OF OPERATIONS—(Continued)

The pro forma adjustments do not reflect any integration adjustments such as restructuring costs to be incurred in connection with the merger or operating efficiencies and cost savings that may be achieved with respect to the combined entity as these costs are not directly attributable to the purchase agreement.

4.    FINANCING

In conjunction with the Combination, STT Communications made a $30.0 million strategic investment in the Company in the form of a convertible secured notes (the “Convertible Secured Note”) with a detachable warrant for the further issuance of 965,674 shares of preferred stock (the “Convertible Secured Note Warrant”), valued at $4,646,000 (the “Financing”). The Convertible Secured Note bears non-cash interest at an interest rate of 14% per annum, payable semi-annually in arrears, and has an initial term of five years. Interest on the Convertible Secured Note will be payable in kind in the form of additional convertible secured notes having a principal amount equal to the amount of interest then due having terms which are identical to the terms of the Convertible Secured Note (the “PIK Notes”). The Convertible Secured Note and Convertible Secured Note Warrant cannot be converted into shares of voting stock for a two-year period, except under certain limited circumstances as defined in the agreements. Notwithstanding this, STT Communication’s voting ownership is limited to 40% of the outstanding shares of the combined company.

The Convertible Secured Note Warrant was valued at $4,646,000. The fair value of the Convertible Secured Note Warrant was calculated under the provisions of APB 14 and determined using the Black-Scholes option-pricing model under the following assumptions: contractual life of five years, risk-free interest rate of 4%, expected volatility of 135% and no expected dividend yield. The Company has considered the guidance in EITF Abstract No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, and has determined that the Convertible Secured Note does not contain a beneficial conversion feature as the fair value of the Company’s common stock on the date of issuance, was less than the stock conversion ratio outlined in the agreement. The allocated value to the Convertible Secured Note Warrant of $4,646,000 will be amortized using the effective interest rate method to interest expense over the five-year term of the Convertible Secured Note.

As the PIK Notes have terms that are identical to the terms of the Convertible Secured Note, the PIK Notes may have a beneficial conversion feature. Any beneficial conversion feature associated with the PIK Notes, which will be issued semi-annually, would result in an incremental charge to the Company’s interest expense over the term of the Convertible Secured Note and PIK Notes.

The costs related to the Financing of approximately $575,000 were capitalized and are being amortized to interest expense using the effective interest method, over the life of the Convertible Secured Note.

5.    SENIOR NOTE EXCHANGE

In December 2002, the Company, in connection with, and as a condition to closing the Combination and Financing, initiated an exchange offer to substantially reduce the amount of Senior Notes then outstanding in order to improve the Company’s existing capital structure and reduce the amount of outstanding debt of the Company, which we refer to herein as the “Senior Note Exchange”. The Senior Note Exchange was contingent on both the Combination and Financing closing, all of which were subject to stockholder vote. The Combination, Financing and Senior Note Exchange closed on December 31, 2002, and the Company retired an additional $116,774,000 of Senior Notes plus forgiveness of $8,855,000 of accrued and unpaid interest thereon in exchange for 1,857,436 shares of the Company’s common stock, valued at $12,482,000 based on the actual exchange date

EQUINIX, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED

CONDENSED STATEMENT OF OPERATIONS—(Continued)

of the Senior Notes and $15,181,000 of cash. The Company wrote-off a proportionate amount of unamortized Company incurred debt extinguishment costs totaling approximately $2,500,000 in connection with the retirement of these Senior Notes and recognized a gain on these transactions of $86,970,000. In conjunction with the Combination, Financing and Senior Note Exchange, the Company amended the Indenture governing the Senior Notes in order to allow the Combination and Financing to occur.

During the first half of 2002, the Company retired $52.8 million of Senior Notes in exchange for approximately 500,000 shares of common stock and approximately $2.5 million of cash, and as a result, recognized a $27.2 million gain on debt extinguishment.

6.    FURTHER AMENDMENT OF CREDIT FACILITY

In connection with the Combination, Financing and Senior Note Exchange, the Company entered into the Second Amendment to the Amended and Restated Senior Credit Facility. As part of the Second Amendment to the Amended and Restated Senior Credit Facility, the Company permanently repaid $8.5 million of the amount currently outstanding ($100.0 million). In addition, amendment fees, which were paid to the lenders of $1.3 million, have been reflected as additional debt issuance costs, which will be amortized to interest expense over the remaining term of this facility.

7.    PRO FORMA ADJUSTMENTS

The accompanying unaudited pro forma combined consolidated condensed statement of operations has been prepared assuming the transactions described above were completed on December 31, 2001.

The unaudited pro forma combined consolidated condensed statement of operations gives effect to the following pro forma adjustments:

(a)	Represents the reversal of revenues related to Pihana’s Korean subsidiary excluded from the Pihana Acquisition.

(b)	Represents (i) the reversal of excess Pihana depreciation as its historical property and equipment was ascribed significantly less value in the acquisition and (ii) the reversal of depreciation and operating expenses related to Pihana’s Korean subsidiary excluded from the Pihana Acquisition.

(c)	Represents (i) the amortization of the i-STT customer contract intangible resulting from the i-STT Acquisition, over an estimated useful life of 24 months and (ii) the amortization of the i-STT tradename intangible resulting from the i-STT Acquisition, over an estimated useful life of 12 months.

(d)	Represents the reversal of excess Pihana depreciation as its historical property and equipment was ascribed significantly less value in the Pihana Acquisition.

(e)	Represents the reversal of Pihana’s $101,683,000 impairment charge for long-lived assets, representing the impairment of Pihana’s property and equipment that it recorded, as these assets were ascribed a significantly lower fair value at the closing of the Pihana Acquisition due to the purchase price.

(f)	Represents the reversal of interest income generated by cash held by Pihana’s Korean subsidiary excluded in the Pihana Acquisition.

(g)

Represents (i) the additional interest expense associated with the Convertible Secured Note issued in the Financing, (ii) the reversal of interest expense associated with the retirement of Senior Notes under

EQUINIX, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED

CONDENSED STATEMENT OF OPERATIONS—(Continued)

the Senior Note Exchange and (iii) the reversal of interest expense associated with the repayments of the Credit Facility as follows (in thousands):

For the year ended December 31, 2002
Interest expense from Convertible Secured Note	$(4,200)
Interest expense associated with Convertible Secured Note Warrant	(983)
Interest expense associated with the Convertible Secured Note issuance costs	(116)
Interest expense savings associated with Senior Note exchanges	18,632
Net interest expense savings associated with Credit Facility repayments	268
Interest expense related to Korean subsidiary excluded from Pihana acquisition	55

Net change to interest expense	$13,656

(h)	Represents the reversal of the gain on debt extinguishments associated with the historical Senior Note debt exchanges during the year ended December 31, 2002 as these unaudited pro forma financial statements assume that these retirements took place as of December 31, 2001.

(i)	Represents the reversal of other income and expense related to Pihana’s Korean subsidiary excluded in the Pihana Acquisition, primarily the gain recognized on the sale of the Korean subsidiary.

(j)	Represents the shares of common stock associated with the Combination and Senior Note Exchange as described above as if they were outstanding as of December 31, 2001 as follows (in thousands):

Common stock issued in connection with Pihana acquisition	2,416
Common stock issued in connection with i-STT acquisition	1,085
Common stock issued in connection with Senior Note exchange	1,857

5,358

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders

of Pihana Pacific, Inc.

In our opinion, the consolidated financial statements listed in the index appearing on page F-1 present fairly, in all material respects, the financial position of Pihana Pacific, Inc. and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended and for the period from June 11, 1999 (date of inception) to December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/    PRICEWATERHOUSECOOPERS LLP

San Jose, California

October 17, 2002

PIHANA PACIFIC, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	September 30, 2002	December 31,
		2001	2000
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,074	$35,077	$161,104
Short-term investments	33,391	32,665	30,522
Accounts receivable, net	493	308	6
Income tax receivable	819	1,114	225
Prepaid expenses and other assets	971	3,604	874

Total current assets	40,748	72,768	192,731
Property and equipment, net	25,502	107,628	35,730
Deposits and other assets	6,536	5,697	5,070

Total assets	$72,786	$186,093	$233,531

Liabilities, Redeemable Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$759	$2,069	$14,808
Accrued liabilities	4,463	6,217	1,766
Current portion of capital lease obligations	1,536	1,748	—

Total current liabilities	6,758	10,034	16,574
Capital lease obligations—less current portion	661	1,757	—
Deferred rent	2,470	1,942	893
Deferred revenue	359	161	—

Total liabilities	10,248	13,894	17,467

Commitments (Note 7)

Series A redeemable preferred stock, $0.001 par value; 5,000,000 shares authorized, issued and outstanding	14,534	13,814	12,854
Series B redeemable convertible preferred stock, $0.001 par value; 123,530,036 shares authorized, 80,189,964 (unaudited), 80,189,964 and 79,211,469 shares issued and outstanding at September 30, 2002, December 31, 2001 and December 31, 2000, respectively	216,222	216,222	213,592
Series B redeemable convertible preferred stock warrant	6,741	6,741	6,741

Stockholders’ deficit:
Common Stock: $0.001 par value; 183,524,985 shares authorized, 34,770,307 (unaudited), 34,698,036 and 35,403,600 shares issued and outstanding at September 30, 2002, December 31, 2001 and December 31, 2000, respectively	6	6	6
Additional paid-in capital	—	—	281
Deferred stock compensation	—	—	(127)
Accumulated other comprehensive income (loss)	294	(3,062)	(247)
Accumulated deficit	(175,259)	(61,522)	(17,036)

Total stockholders’ deficit	(174,959)	(64,578)	(17,123)

Total liabilities, redeemable preferred stock and stockholders’ deficit	$72,786	$186,093	$233,531

The accompanying notes are an integral part of these consolidated financial statements.

PIHANA PACIFIC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Nine Months Ended September 30,		Years Ended December 31,		Period from June 11, 1999 (date of inception) to December 31, 1999
	2002	2001	2001	2000
	(unaudited)
Revenue	$3,123	$342	$1,018	$13	$—
Costs and operating expenses:
Cost of revenues	23,856	23,183	31,791	10,036	242
Sales and marketing	5,244	6,611	8,771	3,117	9
General and administrative	8,029	8,190	10,881	5,381	782
Non-recurring charges	2,770	463	463	—	—
Impairment of long-lived assets	77,000	—	—	—	—

Total operating expenses	116,899	38,447	51,906	18,534	1,033

Loss from operations	(113,776)	(38,105)	(50,888)	(18,521)	(1,033)

Other income (expense):
Interest and other income	1,283	4,699	5,400	2,344	44
Foreign currency gain/(loss)	(410)	424	605	—	—
Interest expense	(145)	(10)	(82)	—	—

Total other income	728	5,113	5,923	2,344	44

Loss before income tax benefit	(113,048)	(32,992)	(44,965)	(16,177)	(989)
Income tax benefit	—	668	1,114	224	—

Net loss	$(113,048)	$(32,324)	$(43,851)	$(15,953)	$(989)

The accompanying notes are an integral part of these consolidated financial statements.

PIHANA PACIFIC, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(in thousands, except share data)

	Common Stock Shares	Amount	Additional Paid-In Capital	Deferred Stock Compensation	Accumulated Other Comprehensive Income (loss)	Accumulated Deficit	Total Stockholders’ Deficit
Issuance of common stock	36,000,000	$4	$12	$—	$—	$—	$16
Dividends on redeemable preferred stock	—	—	(12)	—	—	(94)	(106)
Net loss	—	—	—	—	—	(989)	(989)

Balances, December 31, 1999	36,000,000	4	—	—	—	(1,083)	(1,079)
Issuance of common stock	160,000	—	29	—	—	—	29
Issuance of common stock to consultants	1,400,000	2	901	—	—	—	903
Repurchase of founder’s stock	(2,156,400)	—	(1)	—	—	—	(1)
Deferred stock compensation	—	—	142	(142)	—	—	—
Amortization of deferred stock compensation	—	—	—	15	—	—	15
Dividends on redeemable preferred stock	—	—	(790)	—	—	—	(790)

Comprehensive income (loss):
Net loss	—	—	—	—	—	(15,953)	(15,953)
Cumulative translation adjustment	—	—	—	—	(458)	—	(458)
Unrealized gain on short-term investments	—	—	—	—	211	—	211

Net comprehensive loss	—	—	—	—	(247)	(15,953)	(16,200)

Balances, December 31, 2000	35,403,600	6	281	(127)	(247)	(17,036)	(17,123)
Issuance of common stock	138,186	—	28	—	—	—	28
Repurchase of founder’s stock	(843,750)	—	—	—	—	—	—
Repricing of option grants	—	—	(127)	127	—	—	—
Deferred stock compensation	—	—	108	—	—	—	108
Stock compensation on acceleration of option vesting	—	—	35	—	—	—	35
Dividends on redeemable preferred stock	—	—	(325)	—	—	(635)	(960)

Comprehensive income (loss):
Net loss	—	—	—	—	—	(43,851)	(43,851)
Cumulative translation adjustment	—	—	—	—	(3,309)	—	(3,309)
Unrealized gain on short-term investments	—	—	—	—	494	—	494

Net comprehensive loss	—	—	—	—	(2,815)	(43,851)	(46,666)

Balances, December 31, 2001	34,698,036	6	—	—	(3,062)	(61,522)	(64,578)
Issuance of common stock, net of repurchases (unaudited)	72,271	—	31	—	—	—	31
Dividends on redeemable preferred stock (unaudited)	—	—	(31)	—	—	(689)	(720)

Comprehensive income (loss):
Net loss (unaudited)	—	—	—	—	—	(113,048)	(113,048)
Cumulative translation adjustment (unaudited)	—	—	—	—	3,648	—	3,648
Unrealized gain (loss) on short-term investments (unaudited)	—	—	—	—	(292)	—	(292)

Net comprehensive loss (unaudited)	—	—	—	—	3,356	(113,048)	(109,692)

Balances, September 30, 2002 (unaudited)	34,770,307	$6	$—	$—	$294	$(175,259)	$(174,959)

The accompanying notes are an integral part of these consolidated financial statements.

PIHANA PACIFIC, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended September 30,		Years Ended December 31,		Period from June 11, 1999 (date of inception) to December 31, 1999
	2002	2001	2001	2000
	(unaudited)
Cash flows from operating activities:
Net loss	$(113,048)	$(32,324)	$(43,851)	$(15,953)	$(989)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,801	6,611	10,325	954	10
Stock-based compensation	—	245	268	945	—
Loss on disposal of property and equipment	—	—	220	3	—
Foreign currency gain	410	(424)	(605)	—	—
Non-recurring charges	2,770	463	463	—	—
Impairment of long-lived assets	77,000	—	—	—	—
Changes in certain operating assets and liabilities:
Accounts receivable	(184)	(180)	(303)	(248)	(2)
Income tax receivable	295	(668)	(889)	(225)	—
Prepaid expenses and other assets	2,632	(1,057)	(2,729)	(616)	(13)
Accounts payable	(1,159)	2,321	(506)	2,223	127
Accrued liabilities	(1,024)	1,497	2,300	1,525	25
Payments for non-recurring charges	(1,361)	(463)	(463)	—	—
Deferred rent	528	1,258	1,049	893	—
Deferred revenue	198	72	161	—	—

Net cash used in operating activities	(23,142)	(22,649)	(34,560)	(10,499)	(842)

Cash flows from investing activities:
Purchase of property and equipment	(3,129)	(86,162)	(88,836)	(23,742)	(914)
Purchase of short-term investments	(1,018)	(1,299)	(1,649)	(30,311)	—
Increase in deposits and other assets	(931)	(857)	(627)	(5,045)	(25)
Proceeds from sale of property and equipment	—	—	232	—	—

Net cash used in investing activities	(5,078)	(88,318)	(90,880)	(59,098)	(939)

Cash flows from financing activities:
Proceeds from issuance of Series B redeemable convertible preferred stock, net	—	2,505	2,505	205,334	—
Repayments of capital lease obligations	(1,309)	(72)	(416)	—	—
Proceeds from issuance of common stock	62	27	27	1	16
Repurchase of common stock	(31)	—	—	(1)	—
Proceeds from issuance of convertible promissory notes	—	—	—	15,000	—
Proceeds from issuance of Series A redeemable preferred stock, net	—	—	—	9,000	2,958

Net cash provided by (used in) financing activities	(1,278)	2,460	2,116	229,334	2,974

Effect of exchange rate changes on cash	(505)	158	(2,703)	174	—

Net increase (decrease) in cash and cash equivalents	(30,003)	(108,349)	(126,027)	159,911	1,193
Cash and cash equivalents at beginning of period	35,077	161,104	161,104	1,193	—

Cash and cash equivalents at end of period	$5,074	$52,755	$35,077	$161,104	$1,193

Supplemental cash flow information and disclosure of noncash investing and financing activities:
Property and equipment acquired under capital leases	$—	$2,039	$3,922	$—	$—
Accrued dividends on redeemable preferred stock	$720	$720	$960	$790	$106
Accrued liabilities for construction costs	$1,419	$—	$2,149	$—	$—
Unrealized gain (loss) on short-term investments	$(292)	$373	$494	$211	$—
Accounts payable for the purchase of property and equipment	$—	$1,532	$151	$12,383	$—
Issuance of common stock to consultants	$—	$—	$—	$902	$—
Conversion of convertible promissory notes and accrued interest into shares of Series B redeemable convertible preferred stock	$—	$—	$—	$15,217	$—
Issuance of Series B redeemable convertible preferred stock warrant	$—	$—	$—	$6,741	$—
Issuance of Series B redeemable convertible preferred stock to non-employees	$—	$—	$125	$—	$—
Capitalized interest recorded in property and equipment	$—	$—	$—	$217	$—

The accompanying notes are an integral part of these consolidated financial statements.

PIHANA PACIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    The Company

Pihana Pacific, Inc. (the “Company”) was incorporated in Delaware on June 11, 1999. The Company provides co-location Internet exchange facilities in Asia, the Pacific, and the United States. The Company and its subsidiaries have operations in the United States, Singapore, Hong Kong, Japan, Korea, Australia and Taiwan.

2.    Summary of Significant Accounting Policies

Stock split

The Company affected a four-for-one stock split by way of a dividend of three shares of common stock for every one share of common stock outstanding on December 1, 1999 and a two-for-one stock split by way of a dividend of one share of common stock for every one share outstanding on February 18, 2000. All share and per share amounts in these consolidated financial statements have been adjusted to give effect to these stock splits.

Basis of presentation

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. Since its inception, the Company has been successful in completing several rounds of financing. During the same period, the Company has incurred substantial losses and negative cash flows from operations in every fiscal period since inception. For the year ended December 31, 2001, the Company incurred a loss from operations of $50,888,000 and negative cash flows from operations of $34,560,000. As of December 31, 2001, the Company had an accumulated deficit of $61,522,000. The Company expects that its current cash and cash equivalents and short-term investments should be sufficient to meet the working capital and corporate overhead requirements associated with data centers for the foreseeable future. Failure to generate sufficient revenues, raise additional capital, or reduce certain discretionary spending, could have a material adverse effect on the Company’s ability to achieve its intended business objectives.

Management’s plans to improve the Company’s liquidity include arranging for alternative sources of funding through additional equity capital, implementing cost saving initiatives in order to preserve cash or a merger or sale of the Company. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany balances and transactions are eliminated in consolidation.

Unaudited interim financial information

The financial information at September 30, 2002 and for the nine months ended September 30, 2002 and September 30, 2001 is unaudited but includes all adjustments (consisting of normal recurring adjustments) which the Company considers necessary for a fair presentation of financial position of such data and the operating results and cash flows for such periods. Results of the nine months ended September 30, 2002 are not necessarily indicative of the results for the entire year.

Certain significant risks and uncertainties

The Company operates in a dynamic industry and, accordingly, can be affected by a variety of factors. Management of the Company believes that changes in any of the following areas could have significant effects

PIHANA PACIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

on the Company in terms of its future financial position, results of operations, and cash flows: ability to obtain additional financing; regulatory changes; fundamental changes in the technology underlying the Company’s products or services; market acceptance of the Company’s products or services under development; litigation or other claims against the Company; the hiring, training, and retention of key employees; successful and timely completion of product development efforts; new product introductions by competitors; and achievement of sustained profitable operations.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Financial instruments and concentration of credit risks

Financial instruments that potentially expose the Company to concentrations of credit risks consist primarily of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents in high quality financial institutions. The Company performs its services primarily for customers in Asia and the United States. To reduce credit risk, the Company periodically evaluates its customers’ financial condition and creditworthiness.

Cash, cash equivalents and short-term investments

The Company considers all highly liquid instruments with a remaining maturity at the date of purchase of three months or less to be cash equivalents. Cash equivalents consist of money market mutual funds and certificates of deposit with financial institutions with maturities of between 7 and 60 days. Short-term investments generally consist of certificates of deposits with maturities of between 90 and 180 days and highly liquid debt and equity securities of corporations, municipalities and the U.S. government. Short-term investments are classified as “available-for-sale” and are carried at fair value based on quoted market prices with unrealized gains and losses reported in stockholders’ equity as a component of comprehensive income. The cost of securities sold is based on the specific identification method.

The Company classifies its investment in a fixed income fund as available-for-sale in accordance with the provision of Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Debt and Equity Securities.” These securities are carried at fair market value (cost at September 30, 2002, December 31, 2001 and 2000 was $32,978,000 (unaudited), $31,960,000 and $30,311,000, respectively), with unrealized gains and losses reported in stockholders’ equity as a component of other comprehensive loss.

Fair value of financial instruments

The carrying value amounts of the Company’s financial instruments, which include cash equivalents, short-term investments, accounts receivable, accounts payable and accrued expenses approximate their fair value due to either the short-term maturity or the prevailing interest rates of the related instruments.

PIHANA PACIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property and equipment

Property and equipment are stated at cost and are depreciated on the straight line basis over their estimated useful lives of two to seven years. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the improvements.

Construction in progress

Construction in progress includes direct and indirect expenditures for the construction of internet exchange (“IX”) hubs and is stated at original cost. The Company has contracted out substantially all of the construction of the IX hubs to independent contractors under construction contracts. Construction in progress includes certain costs incurred under a construction contract including project management services, site identification and evaluation services, engineering and schematic design services, design development and construction services and other construction-related fees and services. Once a hub becomes operational, these capitalized costs are depreciated at the appropriate rate consistent with the estimated useful life of the underlying asset.

Impairment of long-lived assets

The Company periodically reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the asset’s carrying amount to the estimated future undiscounted net cash flows the assets are expected to generate. A deficiency in the cash flows relative to the carrying amount is an indication of the need for write-down due to impairment. The impairment write-down would be the difference between the carrying amount and the estimated fair value of the asset. There have been no such impairments of long-lived assets at December 31, 2001 and 2000.

The Company adopted the provisions of SFAS 144 with effect from January 1, 2002 and recorded an impairment write-down during the three months ended June 30, 2002 (see Note 3).

Income taxes

Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax reporting purposes. Valuation allowances are provided when necessary to reduce deferred tax assets to the amount expected to be realized.

Deferred rent

The Company records its rental expense on long-term leases using the straight-line method. Differences between cash payments and rental expense are recorded as deferred rent.

Revenue

Revenue consists of monthly recurring fees for co-location and internet exchange services at the data centers, service fees associated with the delivery of professional services, and nonrecurring installation fees. Revenues from co-location and internet exchange services are billed monthly and recognized ratably over the term of the contract, generally one to five years. Professional service fees are recognized in the period in which the services were provided and represent the culmination of the earnings process. Nonrecurring installation fees are deferred and recognized ratably over the term of the related contract.

PIHANA PACIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In December 2001, the Company entered into an agreement with Qwest Hong Kong Technology Ltd (“Qwest HK”) whereby Qwest HK agreed to purchase from the Company various colocation and related services (“Pihana Services”) at some or all of the data centers operated by the Company and the Company agreed to purchase from Qwest HK various Internet access services within Asia and the United States (“Qwest Services”) at each of its data centers. The consideration payable for both the Pihana Services and Qwest Services was, in aggregate, $5,736,000 during a five-year period.

In light of the nature of this arrangement, the Company has accounted for the value of the purchase commitments and revenues resulting from this agreement as an exchange arrangement. As a result, and having considered the guidance in Accounting Principles Board (“APB”) Opinion 29, “Accounting for Nonmonetary Transactions,” the Company has determined that the revenue and purchase commitments arising from this arrangement should be offset and, as a result, there is no overall impact on the results of operations and balance sheet that arises from this arrangement.

Stock-based compensation

The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Under the intrinsic value method no compensation expense is recorded when the exercise price of employee stock options equals or exceeds the fair value of the common stock on the date of grant. The Company provides pro forma disclosure of operating results, as if the minimum value method had been applied.

The Company accounts for stock-based awards to nonemployees using the fair value method in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” and Emerging Issues Task Force (“EITF”) consensus on Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.”

Comprehensive income

The Company has adopted the provisions of SFAS No. 130, “Reporting Comprehensive Income.” SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on the Company’s net loss or stockholders’ equity. SFAS No. 130 requires unrealized gains or losses on the Company’s available-for-sale securities and changes in cumulative translation adjustments to be included in other comprehensive income (loss). Comprehensive income (loss) consists of net loss and other comprehensive income (losses).

Cumulative translation adjustment

For foreign operations with the local currency as the functional currency, assets and liabilities are translated at period-end exchange rates, and the statement of operations is translated at the average exchange rates during the period. Gains or losses resulting from foreign currency translation are included as a component of other comprehensive income (loss).

Derivatives and hedging activities

The Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, at the beginning of its fiscal year 2001. The standard requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through the

PIHANA PACIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

statement of operations. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings, or recognized in other comprehensive income (loss) until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings. The adoption of SFAS No. 133 did not have a material effect on the financial statements of the Company. As of December 31, 2001, the Company had not entered into any derivative or hedging activities.

Recent accounting pronouncements

In November 2001, the EITF reached a consensus on EITF Issue No. 01-09, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products,” which is a codification of EITF Nos. 00-14, 00-22 and 00-25. This issue presumes that consideration from a vendor to a customer or reseller of the vendor’s products is a reduction of the selling prices of the vendor’s products and, therefore, should be characterized as a reduction of revenue when recognized in the vendor’s income statement and could lead to negative revenue under certain circumstances. Revenue reduction is required unless consideration relates to a separate identifiable benefit and the benefit’s fair value can be established. This issue should be applied no later than in annual or interim financial statements for periods beginning after December 15, 2001. Upon adoption the Company is required to reclassify all prior period amounts to conform to the current period presentation. The adoption of EITF No. 01-09 did not have a material impact on the financial position or results of operations of the Company.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. SFAS 146 eliminates the definition and requirement for recognition of exit costs in Emerging Issues Task Force Issue No. 94-3 where a liability for an exit cost was recognized at the date of an entity’s commitment to an exit plan. SFAS 146 is effective for exit or disposal activities initiated after December 31, 2002. The Company does not believe that the adoption of SFAS 146 will have a material impact on its results of operations, financial position or cash flows.

Reclassifications

Certain amounts in the 2000 financial statements have been reclassified to conform to the 2001 presentation.

3.    Balance Sheet Components

Cash, cash equivalents and short-term investments

Cash, cash equivalents and short-term investments consisted of the following (in thousands):

	December 31,
	2001	2000
Money market	$35,077	$161,104
Municipal bonds	32,665	30,522

Total available-for-sale securities	67,742	191,626
Less: Amounts classified as cash and cash equivalents	(35,077)	(161,104)

Total market value of short-term investments	$32,665	$30,522

PIHANA PACIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The maturities of short-term investments at the date of purchase were less than one year.

As of December 31, 2001 and 2000, cost approximated market value of cash, cash equivalents and short-term investments; unrealized gains and losses were a gain of $705,000 as of December 31, 2001 and $211,000 as of December 31, 2000. As of December 31, 2001 and 2000, cash equivalents included investments in other securities with various contractual maturity dates that do not exceed 90 days. Gross realized gains and losses from the sale of securities classified as available-for-sale were not material for the nine months ended September 30, 2002 (unaudited) or the years ended December 31, 2001 and 2000. For the purpose of determining gross realized gains and losses, the cost of securities is based upon specific identification.

Included within deposits and other assets at December 31, 2001 and 2000 is $1,372,000 and $1,020,000, respectively, of restricted cash pursuant to certain lease arrangements.

Accounts receivable

Accounts receivable, net, consists of the following (in thousands):

	December 31,
	2001	2000
Accounts receivable	$516	$6
Unearned revenue	(161)	—

	355	6
Less: Allowance for doubtful accounts	(47)	—

	$308	$6

Unearned revenue consists of pre-billing for services that have not yet been provided, but which have been billed to customers ahead of time in accordance with the terms of their contract. Accordingly, the Company invoices its customers at the end of a calendar month for services to be provided the following month.

Property and equipment

Property and equipment consists of (in thousands):

	December 31,
	2001	2000
Leasehold improvements	$94,712	$2,814
Machinery and equipment	741	200
Computer equipment and software	18,041	7,603
Furniture and fixtures	1,118	717
Construction in progress	3,942	25,360

	118,554	36,694
Less: Accumulated depreciation	(10,926)	(964)

Property and equipment, net	$107,628	$35,730

As of December 31, 2001, property and equipment includes $4,229,000 of computer equipment acquired under capital leases. Accumulated amortization of the assets held under capital leases totaled $307,000. No assets were acquired under capital leases prior to December 31, 2000.

PIHANA PACIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the years ended December 31, 2001 and 2000, the Company disposed of assets with a book value of $452,000 and $3,000, respectively, for cash proceeds of $232,000 and $nil, respectively. As a result of these disposals the Company recorded a loss on disposal of $220,000 and $3,000 during the years ended December 31, 2001 and 2000, respectively.

In August 2001 the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” ( SFAS 144 ), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 requires that long-lived assets to be disposed of by sale be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations.

The Company adopted the provisions of SFAS 144 with effect from January 1, 2002. In accordance with the provisions of SFAS 144, the Company has considered whether indicators exist which would indicate that an impairment assessment should be undertaken. This review was undertaken during the three months ended June 30, 2002 and the Company concluded that as a result of a number of factors it would appear to be appropriate to consider whether the Company’s long-lived assets, consisting primarily of the Company’s IX centers, are impaired. Among the factors the Company considered were:

•	the continuing challenges seen in the managed service sector and the impact this has had on a number of targeted customers, such as Global Crossing, MFN, Worldcom and Level 3;

•	the impact of the current economic outlook on management’s forecasted results for these assets and the ability to achieve their original forecasted results;

•	the appointment of an investment banker in April 2002 to assist with the exploration of possible sale transactions for the Company;

•	the status of discussions in progress at that time with certain suitors with regard to the potential sale of the assets to a third party; and

•	the expected resale value of the Company’s fixed assets being significantly below their book value given current market conditions.

Following this impairment assessment, the Company has determined that the carrying value of the assets exceeds their estimated fair values and recorded an impairment charge of approximately $77.0 million to write-down the value of long-lived assets during the three months ended June 30, 2002. Management determined the fair value of assets based on the best available evidence and applied the traditional present value technique as permitted under SFAS 144 using a discount rate of 25%. This discount rate was based upon the risk-free rate of interest plus an adjustment for a market risk premium based upon historical risk premiums required by investors for companies of the Company’s size, industry and capital structure and included risk factors specific to the Company. In addition, in determining the market risk premium, management considered venture capital rates of return required for investment companies during their early stages of development and the risk associated with the corresponding operating challenges.

In October 2002, the Company entered into a combination agreement to merge with a wholly owned subsidiary of Equinix, Inc. (see Note 10). Consistent with the guidance in SFAS 144, however, the Company has treated the carrying value of these long-lived assets as being held and used.

PIHANA PACIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Accrued liabilities

Accrued liabilities consist of the following (in thousands):

	December 31,
	2001	2000
Accrued compensation expenses	$2,524	$1,506
Accrued construction costs	2,149	—
Other liabilities	1,544	260

	$6,217	$1,766

4.    Redeemable Preferred Stock

The Company’s outstanding redeemable preferred stock consists of the following (in thousands, except share data):

	Series A Redeemable Preferred Stock		Series B Redeemable Convertible Preferred Stock
	Shares	Amount	Shares	Amount
Issuance of Series A redeemable preferred stock	1,250,000	$2,958	—	$—
Dividends on redeemable preferred stock	—	106	—	—

Balances, December 31, 1999	1,250,000	3,064	—	—

Issuance of Series A redeemable preferred stock	3,750,000	9,000	—	—
Issuance of Series B redeemable convertible preferred stock, net of issuance costs of $666	—	—	79,211,469	220,333
Issuance of Series B redeemable preferred stock warrant	—	—	—	(6,741)
Dividends on redeemable preferred stock	—	790	—	—

Balances, December 31, 2000	5,000,000	12,854	79,211,469	213,592

Issuance of Series B redeemable convertible preferred stock, net of issuance costs of $100	—	—	933,692	2,505
Issuance of Series B redeemable convertible preferred stock for non-employee services	—	—	44,803	125
Dividends on redeemable preferred stock	—	960	—	—

Balances, December 31, 2001	5,000,000	13,814	80,189,964	216,222

Dividends on redeemable preferred stock (unaudited)	—	720	—	—

Balances, September 30, 2002 (unaudited)	5,000,000	$14,534	80,189,964	$216,222

Liquidation value, September 30, 2002 (unaudited)	—	$12,000	—	$335,996

Included in the Series B preferred stock are 44,803 shares of Series B-1 preferred stock which were issued in 2001 in exchange for services provided to the Company. The Company has recorded an expense of $125,000 in connection with the issuance of these shares which represents the fair value of the stock granted.

PIHANA PACIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Significant terms of the Series A, Series B-1, and Series B-2 preferred stock are as follows:

Dividends

Dividends on each share of Series A preferred stock accrue at 8% per annum. The dividends are cumulative and payable only if declared by the board of directors of the Company. No dividends accrue on Series B-1 or B-2 preferred stock.

Liquidation preferences

If the Company is liquidated, dissolved or wound up, the holders of the Series B-1 and B-2 preferred stock are entitled to receive prior and in preference to any distribution of any assets to the holders of common stock and Series A preferred stock. The liquidation preference of the Series B-1 and B-2 preferred stock is $4.19 per share. If funds are sufficient to make a complete distribution to the Series B-1 and B-2 preferred stockholders, the holders of the Series A preferred stock are entitled to receive, prior to and in preference to any distribution to holders of common stock, an amount equal to the price at which the Series A preferred stock was purchased from the Company plus all accrued but unpaid dividends whether or not earned or declared. The liquidation preference of the Series A preferred stock is $2.40. After such liquidation preference is satisfied, the remaining net assets are distributed ratably to the common stockholders. A merger resulting in a change in control or a sale of the Company is treated as a liquidation.

Voting rights

Each share of Series B-1 preferred stock is entitled to the number of votes of common stock into which such shares of Series B-1 preferred stock could be converted. The Series A and Series B-2 preferred stockholders have no voting rights, except in matters of a liquidation or change in ownership.

Conversion

Each share of Series B-1 preferred stock is convertible at the option of the holder into the number of shares of Class B common stock as determined by dividing the Series B issue price by the conversion price in effect at the time of the conversion, initially $2.79.

Each share of Series B-2 preferred stock is convertible at the option of the holder into one share of Series B-1 preferred stock or the number of shares of Class B common stock as determined by dividing the Series B issue price by the conversion price in effect at the time of the conversion.

Each share of Series B-1 and B-2 preferred stock is automatically converted into shares of Class B common stock at the conversion price, initially $2.79, upon the closing of an initial public offering with net proceeds equal or exceeding $80,000,000 at a price per share equal to at least $4.883 or at the election of two-thirds of the holders of Series B-1 and B-2 preferred stocks.

Series A preferred stock is non-convertible.

Redemption

The Company may at any time redeem all or any portion of the shares of Series A stock then outstanding at a price per share equal to the liquidation preference. At the request of the majority holders of the Series A

PIHANA PACIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

preferred stock, the Company shall redeem the Series A preferred stock at an amount equal to $2.40 (plus all accrued and unpaid dividends) upon the closing of an initial public offering with net proceeds equal or exceeding $25,000,000, at a price per share reflecting “pre-money valuation” of the Company of not less than $60,000,000. Outside of the preferences granted upon liquidation, the holders of Series B-1 and B-2 preferred stock have no redemption rights.

Series B-1 warrants

In connection with the issuance of Series B-1 preferred stock, in October 2000, the Company contingently issued warrants to purchase 15,000,000 shares of Series B-1 Stock at an exercise price of $0.01. The purchase rights represented by these warrants were exercisable at any time after March 31, 2001 provided that at such date the Company had not issued or sold at least an aggregate of 80,645,161 shares of the Company’s Series B preferred stock with aggregate cash proceeds of at least $225,000,000. The terms of these warrants were amended in March, 2001 such that the warrants were exercisable at any time after March 31, 2001 provided that at such date the Company had not issued or sold at least an aggregate of 79,107,526 shares of the Company’s Series B preferred stock with aggregate cash proceeds of at least $223,000,000.

As of March 31, 2001, the Company had issued 80,145,161 shares of Series B stock for total gross proceeds of $223,604,999. As a result, the conditions for the exercise of these warrants had not been met and as a result, the warrant agreement was effectively terminated.

The Company issued warrants to purchase 4,587,384 shares of Series B-1 stock at an exercise price of $5.58 per share. All of these warrants were issued to Series B-1 stockholders and expire upon the earlier of October 2005 or the closing of an initial public offering resulting in proceeds of at least $80,000,000 and with an offering price of at least $4.88 per share. The estimated value of these warrants was approximately $6,741,000 and was recorded as a reduction to the carrying value of the preferred stock. The warrant valuation was estimated in accordance with the provisions of APB Opinion No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants”, using the Black-Scholes option pricing model under the following assumptions: risk free interest rate of 5%, expected term of five years, expected dividend yield of 0% and volatility of 80%.

5.    Common Stock

The authorized capital stock of the Company consists of 50,000,000 shares of Class A Common Stock, $0.001 par value, 133,524,985 shares of Class B Common Stock, $0.001 par value, and 128,530,036 shares of Preferred Stock, $0.001 par value, of which 5,000,000 have been designated Series A Preferred Stock (the “Series A Preferred”), 105,608,889 have been designated Series B-1 Preferred, and 17,921,147 of which have been designated Series B-2 Preferred.

Repurchase rights

In 1999, a total of 9,000,000 shares of Common Stock were issued to the Company’s two founders (the “founders Shares”). The Company has the right of first refusal to match any purchase offer at the original issuance price with respect to the sale of such founder Shares.

In July 2000, in connection with the resignation of one of the Company’s founders, the Company exercised its repurchase option and purchased 2,156,400 unvested shares of common stock at a price of $0.00045 per share. The remaining 2,203,600 vested shares owned by the founder were sold directly to other officers and common stockholders at a price of $0.5163 per share. In June 2001, the Company’s other founder resigned. As a result, the founder’s 843,750 unvested shares were repurchased by the Company.

PIHANA PACIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Reserved shares

At December 31, 2001, the Company had reserved 105,608,889 and 12,413,214 shares of common stock for future issuance upon conversion of preferred stock and exercise of options under the stock option plan, respectively. In addition, the Company has reserved 37,508,531 shares of Series B-1 preferred stock for issuance upon the conversion of the Series B-2 preferred stock and the exercise of Series B-2 warrants.

Stock options

Under the Company’s 1999 stock option plan (the “Plan”), up to 12,711,400 options may be granted to employees or consultants, including officers and directors, as incentive or nonstatutory options. Nonstatutory stock options granted to employees, directors, or consultants must be granted at not less than 85% of fair market value at the date of grant as determined by the board of directors of the Company. If the optionee, at the time the option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company, the option price of incentive stock options shall not be less than 110% of the fair market value of the shares on the date of grant. Options under the Plan generally become exercisable 25% on the one-year anniversary of the grant date and  1/48 per month thereafter. The options under the Plan expire 10 years from the date of grant.

A summary of stock option activity is as follows:

	Shares Available for Grant	Options Outstanding	Weighted Average Exercise Price per Share
Outstanding, June 11, 1999	—	—	$—
Authorized	12,711,400	—	—
Granted	(500,000)	500,000	0.005

Balances, December 31, 1999	12,211,400	500,000	0.005
Granted	(6,167,500)	6,167,500	0.602
Exercised	—	(115,000)	0.005
Canceled	634,000	(634,000)	0.625

Balances, December 31, 2000	6,677,900	5,918,500	0.577
Granted	(7,355,000)	7,355,000	0.625
Exercised	—	(138,186)	0.199
Canceled	901,126	(901,126)	0.060

Balances, December 31, 2001	224,026	12,234,188	$0.623

Additional information regarding options outstanding as of December 31, 2001 is as follows:

	Options Outstanding			Options Exercisable
Exercise Price	Number of Shares	Weighted Average Remaining Contractual Life (in Years)	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
$0.005	40,000	7.64	$0.005	7,146	$0.005
$0.625	12,194,188	8.85	$0.625	3,909,528	$0.625

$0.005-$0.625	12,234,188	8.85	$0.623	3,916,674	$0.624

PIHANA PACIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The weighted-average grant date minimum value per share of options granted to employees under the Plan during the years ended December 31, 2001 and 2000 and the period ended December 31, 1999 was $0.136, $0.200 and $0.0015, respectively. The number of exercisable options at December 31, 2001, 2000 and 1999 was 3,916,674, 365,925 and nil, respectively. The weighted average exercise price of the exercisable options at December 31, 2001 and 2000 was $0.624 and $0.550. No options were exercisable at December 31, 1999.

Stock-based compensation

The Company accounts for its stock-based awards to employees using the intrinsic value method in accordance with APB Opinion No. 25. Accordingly, the Company records deferred stock compensation equal to the difference between the grant price and deemed fair value of the Company’s common stock on the date of grant. In 2000, the Company recorded deferred stock compensation expense of $142,000. In 2001, these options were amended to increase the exercise price to fair value. As a result, $127,000 of the unamortized deferred compensation was reversed. In addition, the Company recorded $108,000 and $35,000 of additional stock based compensation in 2001 in relation to a favorable repurchase feature provided as part of one employee stock option grant and the acceleration of option vesting for one employee upon termination of employment.

Had compensation cost been determined based on the minimum value of the options at the grant date, the impact on the Company’s net loss would have been as follows (in thousands):

	Year Ended December 31,
	2001	2000	1999
Net loss:
As reported	$(43,851)	$(15,953)	$(989)
Pro forma	$(44,413)	$(16,026)	$(989)

For the purpose of pro forma disclosure, the minimum value of each option grant is estimated on the date of grant using the following assumptions for grants in 2001, 2000 and 1999: no dividend yield; risk free interest rates of approximately 4.5%, 6.4% and 5.7%, respectively; no volatility; and expected life of 5.5 years.

Non-employee options

In June 2000, the Company issued 200,000 shares of common stock to a consultant for consulting services. The Company recorded $125,000 of stock compensation expense for the issuance of these shares. These shares were valued using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%; expected volatility of 80%; risk-free rate of 6% and a contractual life of 10 years.

In October 2000, the Company issued 1.1 million shares of common stock to a director for past consulting services. The Company recorded $688,000 of stock compensation expense for the issuance of these shares. The Company also issued 100,000 shares to a university for consulting services. The Company recorded $90,000 of stock compensation expense for the issuance of these shares. Both stock issuances nullified the stock options previously issued to the directors and university.

The fair value of these non-employee options were made using the Black-Scholes option-pricing model with the following weighted average assumptions: Dividend yield of 0%; Expected volatility of 80%, Risk-free rate of 6% and a contractual life of 10 years. No option grants were made to non-employees in the year ended December 31, 2001 or the period ended December 31, 1999.

PIHANA PACIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6.    Income Taxes

The components of the income tax credit for the years ended December 31, 2001 and 2000 are as follows (in thousands):

	2001	2000
Current—refundable from the State of Hawaii	$1,114	$224

Total	$1,114	$224

The current income tax benefit relates to a research and development tax credit the Company was eligible to receive from the State of Hawaii. This 20% credit is refundable and is based on all qualifying research and development expenditures incurred in Hawaii. This tax credit is similar to the federal research and development tax credit but the calculation does not require incremental R&D expenditures annually.

The components of net deferred tax assets at December 31, 2001 and 2000 are as follows (in thousands):

	December 31,
	2001	2000
Deferred tax assets:
Net operating loss carryforwards	$9,605	$3,194
Start-up costs	1,293	1,646
Deferred rent	514	250
Depreciation	458	—
Accrued vacation	113	—
Stock compensation	88	118
Deferred revenue	62	—

	12,133	5,208

Deferred tax liabilities:
Unrealized gain on short-term investments	(268)	(80)
Depreciation	—	(96)

Gross deferred tax assets	11,865	5,032
Valuation allowance	(11,865)	(5,032)

Net deferred tax assets	$—	$—

The 2001 and 2000 provisions differ from the amount computed using the statutory rate primarily due to foreign operations and translation adjustments.

The net increase in the valuation allowance in 2001 was primarily the result of increased net operating losses and tax credit carryforwards generated during the year, against which the Company provided a full valuation based on the Company’s evaluation of the likelihood of realization of future tax benefits resulting from deferred tax assets.

As of December 31, 2001, the Company had available for carryforward net operating losses for federal and state income tax purposes of approximately $25,277,000, which will expire in 2021, and is subject to limitations. During 2001 and 2000, the Company accrued approximately $1.1 million and $0.2 million, respectively, in research and development credits from the State of Hawaii.

PIHANA PACIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. If the Company experiences a change in ownership, utilization of the carryforwards could be restricted.

7.    Commitments

Lease obligations

Facilities are leased under noncancelable operating leases expiring through December 31, 2015. Rent expense for the years ended December 31, 2001 and 2000, and the period from June 11, 1999 (date of inception) to December 31, 1999, was $9,599,000, $2,445,000, and $122,000, respectively.

Future minimum payments for noncancelable leases at December 31, 2001 are as follows (in thousands):

Year Ending December 31,	Capital Leases	Operating Leases
2002	$1,909	$7,883
2003	1,503	7,227
2004	293	7,153
2005	—	6,838
2006	—	6,894
Thereafter	—	38,665

Total minimum lease payments	3,705	$74,660

Less: Amount representing interest	(200)

Present value of minimum lease payments	3,505
Less: Current portion	(1,748)

Long-term portion of capital lease obligations	$1,757

In June 2001, the Company entered into an agreement to surrender its operating leasehold in Osaka, Japan (the “Agreement to Surrender”). As stipulated in the Agreement to Surrender, the Company paid rent through June 2001 and paid a cash termination on fee of approximately $463,000. In exchange, the Company received in full its deposit on this lease. This has been included in the restructuring charge for the year ended December 31, 2001.

In August 2002, the Company entered into additional lease termination agreements for two other operating leaseholds (see Note 10).

Bandwidth purchase commitment

In December 2001, the Company entered into an agreement with Qwest HK whereby Qwest HK agreed to purchase from the Company the Pihana Services at some or all of the data centers operated by the Company and the Company agreed to purchase from Qwest HK the Qwest Services at each of its data centers. The consideration payable for both the Pihana Services and Qwest Services was, in aggregate, $5,736,000 during a five-year period.

In light of the nature of this arrangement, the Company has accounted for the value of the purchase commitments and revenues resulting from this agreement as an exchange arrangement. As a result, and having considered the guidance in APB Opinion No. 29, (APB 29), the Company has determined that the revenue and purchase commitments arising from this arrangement should be offset and, as a result, there is no overall impact on the results of operations and balance sheet that arises from this arrangement.

PIHANA PACIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Software license agreement

On March 30, 2001, the Company entered into a three-year technology license agreement with Storage Networks, Inc. whereby Storage Networks granted a non-exclusive, non-assignable right and license to install and execute the Storage Network technology for the Company’s internal use and external use as part of the Company’s I center solutions. In exchange for this license agreement, the Company has agreed to pay the following:

•	Corporate launch fee of $1 million, payable in six monthly installments commencing March 2001; and

•	Additional minimum service fees of $1 million, payable by March 30, 2002 and $3 million, payable by March 30, 2003.

As of December 31, 2001, the Company had paid approximately $1 million in accordance with the terms of the contract and had commitments to pay $1 million in the year ended December 31, 2002 and $3 million in the year ended December 31, 2003.

In June, 2002, the Company terminated this agreement. In consideration for this termination, the Company agreed to pay a termination fee $1,250,000 in addition to approximately $1 million of payments made to date under the terms of the agreement. As a result of this termination, the Company wrote-off the remaining net book value of the license agreement of approximately $750,000.

Employee change of control commitments

Four of the Company’s employees are entitled to severance pay in the event of termination. Under the agreements in place, severance payments can range from $980,000 to $3.6 million, depending on certain factors which are conditional upon a change of control for the Company.

Two employees have Hong Kong expatriate agreements which require the Company pay various expenses, including: housing; cost of living differential; education costs for children; auto expense; annual home leave costs for three weeks per year; income taxes in Hong Kong on all Company related income; and other expenses. Upon consummation of change of control prior to July 1, 2003 or if terminated then, then at the Company’s option either: (i) employee shall be paid by the Company in the amount equal to any accrued and unpaid benefits for period ending July, 2003 or (ii) as a condition of such change of control any successor entity shall agree to be bound and assume the Company’s obligations hereunder. Expatriate expenses for the year ending December 31, 2001 were approximately $600,000.

8.    Employee Benefit Plans

Effective September 1, 2000, the Company adopted a 401(k) plan. Employees meeting the eligibility requirements, as defined, may contribute up to 15% of their salaries. The Company has not made any contributions to the 401(k) plan.

9.    Related Party Transactions

Included in construction in progress and accounts payable at December 31, 2000 are $8,654,000 and $6,577,000, respectively, of software design costs owed to a Series B convertible preferred stockholder. During 2001, the Company reached an agreement to pay $2.5 million as consideration for these services and reduced the construction in progress to reflect the reduced cost.

PIHANA PACIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, the Company had accounts payable of $118,000 owing to a Series B convertible preferred stockholder.

At December 31, 2001 and 2000, respectively, the Company had cash equivalents and short-term investments of $52,576,000 and $172,732,000 held with a Series B convertible preferred stockholder.

10.    Subsequent Events

Leasehold property

In August 2002, the Company finalized its agreement to exit its excess office leasehold in Singapore. As part of this agreements, the Company agreed to pay a one-time cash settlement fee of $113,000 and give up its deposit on this property (approximately $100,000). As a result of vacating this property, the Company also wrote-off all property and equipment located in this excess office space, primarily leasehold improvements and some furniture and fixtures, totaling approximately $490,000.

In August, 2002, the Company entered into an arrangement to sublease part of its Honolulu office space.

Employee commitments

In March 2002, the Company granted two $600,000 promissory notes to two executive officers of the Company. These are non-interest bearing. In addition, the Company has committed to forgive these notes beginning March 2003. Forgiveness also occurs if the employees are terminated prior to a change of control of the Company.

Effective April 2002, certain employees (“Covered Employee”) are entitled to bonus payments in the event of a change of control. Under the terms of the proposed transaction, each Covered Employee would receive a bonus of the greater of 5% of total consideration or $1.0 million. In the case of one of the employees, any bonus to be paid will be reduced by the amount of retention loss forgiveness by the Company (up to $600,000). In addition, in the case of all these employees, any bonus to be paid will be reduced by the aggregate fair market value of all equity instruments or other benefits received pursuant to the Company’s 1999 stock option plan and any other incentive plan or compensatory award paid.

Merger

In October 2002, the Company entered into a combination agreement to merge with a wholly owned subsidiary of Equinix, Inc. in exchange for approximately 76.6 million shares of Equinix common stock. The merged company will continue to operate under the Equinix name and management. The combination agreement provides that 10% of the merger consideration to be issued will be held in escrow to secure the obligations of the Company’s stockholders to indemnify Equinix for certain losses.

The combination agreement contemplates that 22.5% of the fully diluted capitalization (as defined in the combination agreement) will be issued in the merger if the Company’s cash balance (as defined in the combination agreement) is $28.0 million or higher. The percentage interest will be reduced based on reductions in that cash balance.

The merger is subject to a number of conditions and no assurance can be given that the merger will be completed. The Company’s estimated transaction costs are approximately $2,625,000 in connection with the merger.

APPENDIX A

AUDIT COMMITTEE CHARTER

Purpose and Policy

The Audit Committee shall oversee the Company’s corporate accounting and reporting practices, as well as the quality and integrity of the Company’s financial statements and reports. The policy of the Audit Committee, in discharging these obligations, shall be to maintain and foster an open avenue of communication between the Audit Committee, the independent auditors and the Company’s senior management.

Composition and Organization

The Audit Committee shall consist of at least three members of the Board of Directors. The members of the Audit Committee shall satisfy the independence and experience requirements of the Nasdaq Market and the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”).

The Audit Committee shall hold such regular or special meetings as its members shall deem necessary or appropriate. Minutes of each meeting of the Audit Committee shall be prepared and distributed to each director of the Company promptly after each meeting. The operation of the Audit Committee shall be subject to the Bylaws of the Company as in effect from time to time and the Delaware General Corporation Law.

Responsibilities

In fulfilling its responsibilities, the Audit Committee believes that its functions and procedures should remain flexible in order to address changing conditions most effectively. To implement the policy of the Audit Committee, the Committee shall be charged with the following functions:

1.    To annually appoint the firm of certified public accountants to be employed by the Company as its independent auditors for the ensuing year, which firm is ultimately accountable to the Audit Committee, as representatives of the Company’s shareholders.

2.    To review and pre-approve the engagement of the independent auditors, including the scope, extent and procedures of the audit and the compensation to be paid therefor, and all other matters the Audit Committee deems appropriate.

3.    To review and pre-approve the engagement of the independent auditors for all permissible non-audit services as set forth in Section 202 of Sarbanes-Oxley.

4.    To evaluate the performance of the independent auditors and, if so determined by the Audit Committee, to replace the independent auditors.

5.    To receive written statements from the independent auditors delineating all relationships between the auditors and the Company consistent with Independence Standards Board Standard No. 1, to consider and discuss with the auditors any disclosed relationships or services that could affect the auditors’ objectivity and independence and otherwise to take, and if so determined by the Audit Committee, to take appropriate action to oversee the independence of the auditors.

6.    To review, upon completion of the audit, the financial statements to be included in the Company’s Annual Report on Form 10-K.

7.    To discuss with the independent auditors the results of the annual audit, including the auditors’ assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, the nature of significant risks and exposures, the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Committee by the independent auditors under generally accepted accounting standards.

A-1

8.    To evaluate the cooperation received by the independent auditors during their audit examination, including any restrictions on the scope of their activities or access to required records, data and information.

9.    To review with the independent auditors the interim financial statements before the Company files their Form 10-Q with the Commission.

10.    To confer with the independent auditors and with the senior management of the Company regarding the scope, adequacy and effectiveness of internal accounting and financial reporting controls in effect.

11.    To confer with the independent auditors and senior management in separate executive sessions to discuss any matters that the Audit Committee, the independent auditors or senior management believe should be discussed privately with the Audit Committee.

12.    To review with counsel any significant regulatory or other legal matters that could have a material impact on the Company’s financial statements, if, in the judgment of the Audit Committee, such review is necessary or appropriate.

13.    To investigate any matter brought to the attention of the Audit Committee within the scope of its duties, with the power to retain outside counsel and a separate accounting firm for this purpose if, in the judgment of the Audit Committee, such investigation or retention is necessary or appropriate.

14.    To establish procedures for complaints regarding accounting, internal accounting controls or auditing matters as set forth in Section 301 of Sarbanes-Oxley.

15.    To prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

16.    To review and assess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

17.    To report to the Board of Directors from time to time or whenever it shall be called upon to do so.

18.    To perform such other functions and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

A-2

PROXY	EQUINIX, INC.	PROXY

301 Velocity Way, 5th Floor

Foster City, California 94404

This Proxy is Solicited on Behalf of the Board of Directors of Equinix, Inc.

for the Annual Meeting of Stockholders to be held June 3, 2003

The undersigned holder of Common Stock, par value $.001, or Series A Preferred Stock, par value $.001, of Equinix, Inc. (the “Company”) hereby appoints Peter F. Van Camp and Renee F. Lanam, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all Common Stock or Series A Preferred Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, June 3, 2003, 10:30 a.m. local time, at the Company’s headquarters located at 301 Velocity Way, 5th Floor, Foster City, California, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS, FOR PROPOSAL 2, AND FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS, “FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

(Reverse)

EQUINIX, INC.

Please mark votes as in this example
1. To elect the following directors to serve for a term ending upon the 2004 Annual Meeting of Stockholders or until their successors are elected and qualified:		2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending December 31, 2003.	FOR AGAINST ABSTAIN ☐ ☐ ☐
Nominees: Lee Theng Kiat, Steven Eng, Scott Kriens, Jean Mandeville, Andrew S. Rachleff, Dennis Raney, Peter F. Van Camp and Michelangelo Volpi.

FOR WITHHELD ☐ ☐	For all nominees, except for nominees written below. ☐ Nominee exception(s).	2.	To approve the issuance of the Company’s common stock in connection with a debt financing pursuant to which the Company will raise $10.0 million.	FOR AGAINST ABSTAIN ☐ ☐ ☐
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Signature:

Signature (if held jointly):

Date:                 , 2003

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-85202, 333-71870, 333-45280 and 333-104078) and Form S-3 (No. 333-104077) of Equinix, Inc. of our report dated October 17, 2002 relating to the financial statements of Pihana Pacific, which appears in this Preliminary Proxy Statement on Schedule 14A of Equinix, Inc.

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California

April 30, 2003